Exhibit 10.47

RHINO EQUITY CO. LIMITED and THE SENIOR MANAGEMENT SELLERS and LKQ ITALIA S.R.L. and LKQ CORPORATION Agreement for the Sale and Purchase of the Rhiag Group made by way of Deed 22 December 2015

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TABLE OF CONTENTS
1.Interpretation    1
2.Sale and Purchase    11
3.Consideration    11
4.Locked Box    12
5.Conditions    15
6.No Frustrating Action    18
7.Pre-Completion Undertakings    18
8.Completion    21
9.The Sellers’ Warranties and Undertakings    23
10.The Buyer’s Warranties and Undertakings and the Guarantor’s Warranties and Undertakings    27
11.Tax-Related Deferred Consideration    30
12.Senior Management Sellers’ Representative    31
13.Post Completion Undertakings    32
14.Confidential Information    33
15.Announcements    35
16.Costs and Expenses    36
17.Variation    36
18.Remedies and Waivers    36
19.Effect of Completion    36
20.Payments    36
21.Set-Off    37
22.Invalidity    37
23.Contracts (Rights of Third Parties) Act 1999    38
24.Further Assurances    38
25.Entire Agreement    38
26.Assignment    39
27.Notices    40
28.Governing Law and Jurisdiction    42
29.Counterparts    42
30.Agent for Service    43
SCHEDULE 1 Information about the Senior Management Sellers54
SCHEDULE 2 Completion Requirements55
SCHEDULE 3 Action Pending Completion58
SCHEDULE 4 Permitted Leakage61

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SCHEDULE 5 Senior Management Sellers’ Representative    63
SCHEDULE 6 Sellers Warranties and Limitations of Liability65
SCHEDULE 7 Escrow77

Agreed Form Documents
Business Warranties Disclosure Exhibit
Company Data Book
Data Room Index
Individual Entitlement Certificate
Master Allocation Schedule
Locked Box Accounts
Tax Deed

Other Documents

Approved Company Adviser Fee Schedule (Estimated)
Approved Shareholder Adviser Fee Schedule (Estimated)
Buyer Registration Deed

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This agreement (the “Agreement”) is made by way of deed on 22 December 2015 between Rhino Equity Co. Limited, a private limited company incorporated in England and Wales with registered number 8740104 and having its registered office at 33 Jermyn Street, London, SW1Y 6DN (the “Institutional Seller”); the persons whose names and addresses are set out in Schedule 1 (each a “Senior Management Seller” and together the “Senior Management Sellers” and together with the Institutional Seller, the “Sellers” and each one a “Seller”); and LKQ Italia S.r.l., a company incorporated in Italy by deed of incorporation dated 21 December 2015 acting by Robert Wagman, its director (the “Buyer”); and LKQ Corporation (the “Guarantor”), a company incorporated in the State of Delaware and having its principal office at 500 West Madison Street, Suite 2800, Chicago IL 60661, USA.
RECITALS
The Sellers together own the entire issued share capital of Rhino HoldCo Limited (the “Company”). Details of the Company are contained in the Company Data Book (as defined below). The Sellers wish to sell and the Buyer, acting by its director, Robert Wagman (the “Buyer Incorporation Director”), wishes to purchase all of the issued share capital of the Company free from Encumbrances on the terms, and subject to the conditions, set out in this Agreement. The Buyer has been incorporated as an indirect subsidiary of the Guarantor pursuant to a deed of incorporation (the “Deed of Incorporation”) entered into in the presence of a notary, however the completion of its incorporation remains subject to the registration of the Buyer in the Italian Companies’ Register.
THE PARTIES AGREE as follows:

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1.Interpretation
1.1    In this Agreement:
“2013 SPA” means the share purchase agreement entered into between Rhino Midco 2 Limited and Lanchester S.A., to which Rhino Bidco S.p.A. acceded as nominated purchaser, and dated 9 October 2013 (as amended on 16 December 2013);
“Act” means the Companies Act 2006;
“Advisers” means the advisers shown in the Approved Company Adviser Fee Schedule and/or the Approved Shareholder Adviser Fee Schedule and “Adviser” means any one of them;
“Affiliate” means, in relation to a person:
(a)    the general partner, trustee, nominee, manager or investment adviser of such person;
(b)    any other person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through ownership of a majority of voting securities, by contract or otherwise (save that, unless expressly stated otherwise, portfolio companies of funds advised by Apax Partners LLP (including subsidiaries of such portfolio companies) shall not be considered Affiliates);
(c)    any other Fund which is advised by, or the assets of which are managed (whether solely or jointly with others) by, that person or a group undertaking of that person;
(d)    any other Fund of which that person, or that person’s (or group undertaking of that person’s) general partner, trustee, nominee, manager or adviser, is a general partner, trustee, nominee, manager or adviser;
(e)    any other Fund which is advised by, or the assets of which are managed (whether solely or jointly with others) by, that person’s (or a group undertaking of that person’s) general partner, trustee, nominee, manager or adviser; or
(f)    in the case of a person that is an individual, any spouse, co-habitee and/or lineal descendant by blood or adoption, step-child, or any person or persons acting in its or their capacity as trustee or trustees of a trust of which such individual is the settler;
provided, however, that (i) a Group Company shall not be an Affiliate of a Seller and (ii) the term “adviser” when used above shall mean an entity which provides a Fund with advice in relation to the management of investments of that Fund which (other than in relation to actually making decisions to implement such advice) is substantially the same as the services which would be provided by a manager of the Fund and such adviser effectively forms part of the structure of the Fund;
“Agreed Rate” means:
(a)    if the Completion Date falls on or before 1 April 2016, 6.5 per cent per annum calculated on the basis of a 365-day year; or
(b)    if the Completion Date falls on or after 2 April 2016 and on or before 31 July 2016, 8.25 per cent per annum calculated on the basis of a 365-day year, provided that this part (b) shall not apply in the event that the conditions in Clause 5.1 have been satisfied, but one or more of the Sellers has failed to fulfil their obligations in relation to Completion pursuant to Clause 8 causing Completion to be delayed beyond 1 April 2016, in which case the interest rate in part (a) shall apply; or
(c)    if the Completion Date falls on or after 1 August 2016, 10 per cent. per annum calculated on the basis of a 365-day year, provided that this part (c) shall not apply in the event that the conditions in Clause 5.1 have been satisfied, but one or more of the Sellers has failed to fulfil their obligations in relation to Completion pursuant to Clause 8 causing Completion to be delayed beyond 31 July 2016, in which case the interest rate in part (b) shall apply, unless Completion would have taken place, but for the failure of one or more Sellers to fulfil their obligations in relation to Completion pursuant to Clause 8, on or before 1 April 2016 in which case the interest rate in part (a) will apply,

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in each case, with the relevant rate to apply from (but excluding) the Locked Box Date to (and including) the Completion Date;
“Applicable Antitrust Laws” means the EC Merger Regulation (Council Regulation 139/2004/EC) and the Law of Ukraine on Protection of Economic Competition of 2001;
“Approved Company Adviser Fee Schedule” means the schedule setting out fees paid or payable by a Group Company in connection with the Transaction and the proposed initial public offering and admission to listing of a Group Company or related matters approved by the Institutional Seller and delivered to the Buyer and the Senior Management Sellers’ Representative in accordance with Clause 7.5;
“Approved Company Adviser Fees” means the fees (together with VAT payable and disbursements and expenses) set out in, and to be apportioned in accordance with, the Approved Company Adviser Fee Schedule;
“Approved Shareholder Adviser Fee Schedule” means the schedule setting out fees payable by one or more Sellers, approved by the Institutional Seller and delivered to the Buyer and the Senior Management Sellers’ Representative in accordance with Clause 7.6;
“Approved Shareholder Adviser Fees” means the fees (together with VAT payable and disbursements and expenses) set out in, and to be apportioned in accordance with, the Approved Shareholder Adviser Fee Schedule;
“Available Tax Saving” has the meaning given to it in Clause 4.4;
“Business Day” means a day other than a Saturday or Sunday or public holiday on which banks are open for business in London, Milan and New York;
“Business Warranties Disclosure Exhibit” means the document containing the relevant disclosures in respect of the Warranties and delivered to the Buyer immediately prior to this Agreement being signed;
“Buyer Director” means any person nominated by the Buyer to be appointed as a director of any Group Company with effect from Completion provided that person is not disqualified from being a director and has agreed in writing to act;
“Buyer Incorporation Director” shall have the meaning set out in the Recitals;
“Buyer Registration Deed” shall have the meaning set out in Clause 10.5.6;
“Buyer Registration Effective Date” means the date on which the incorporation of the Buyer takes full effect vis-à-vis third parties, following the registration of the Deed of Incorporation at the Italian Companies Register, pursuant to Clause 10.6.1;
“Buyer’s Financing Agreements” means the credit agreement dated 25 March 2011 made between, among others, the Guarantor (and certain of its Affiliates), the lenders party thereto and Wells Fargo Bank, National Association (as Administrative Agent), as the same was amended and restated as of 30 September 2011, 3 May 2013 and 27 March 2014 and as further amended, supplemented and/or restated from time to time in accordance with this Agreement;
“Buyer’s Group” means the Buyer, its ultimate parent undertaking and their respective subsidiary undertakings from time to time and includes, for the avoidance of doubt, each Group Company after Completion;
“Company” has the meaning given to it in the Recitals;
“Company Data Book” means the document in the agreed form containing brief particulars of the Company and the Subsidiaries;
“Competent Antitrust Authorities” means the European Commission and the Antimonopoly Committee of Ukraine;
“Completion” means the completion of the sale and purchase of the Securities in accordance with Clause 8;
“Completion Date” means the date upon which Completion actually occurs in accordance with Clause 8, being the later of (i) the date falling seven Business Days immediately following satisfaction or waiver of the condition in Clause 5.1.1; and (ii)

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the date falling five Business Days following delivery by the Institutional Seller of the Master Allocation Schedule to the Buyer, pursuant to Clause 3.3 (or such earlier date as the Buyer and the Institutional Seller shall agree);
“Connected Persons” means, in relation to a Seller, its Affiliates and “Connected Person” shall mean any of them;
“Data Room” means the virtual data room established by the Company containing information relating to the Group and managed by RR Donnelley, made available to the Buyer as evidenced by the Data Room Index and the CD of the data room provided to the Buyer;
“Data Room Index” means the data room index in the agreed form;
“Deed of Incorporation” shall have the meaning set out in the Recitals;
“Default Rate” means 5 per cent per annum calculated on the basis of a 365-day year;
“Electronic Communication” means an electronic communication as defined in the Electronic Communications Act 2000;
“Employee” means an individual who has entered into or works under a contract of employment with any Group Company and also includes any director or other officer of any Group Company whether or not he has entered into or works or worked under a contract of employment with any Group Company;
“Encumbrance” means any lien, charge (whether fixed, floating or equitable), mortgage, pledge, option, assignment in security, hypothecation, security interest, title retention or any other agreement or arrangement the effect of which is the creation of security, or any other interest, equity or other right of any person (including any right to acquire, option, right of first refusal or right of pre-emption), or any agreement or arrangement to create any of the same;
“Escrow Account” means the designated interest bearing account held with the Escrow Agent in the joint names of the Institutional Seller, the Senior Management Sellers’ Representative and the Buyer;
“Escrow Agent” means a reputable escrow agent to be appointed as escrow agent pursuant to paragraph 11 of Schedule 7;
“Escrow Amount” means €5,000,000 to be managed in accordance with the provisions of Schedule 7;
“External Financing” means the financing provided to members of the Group under the External Financing Documents;
“External Financing Documents” means (a) the Revolving Credit Facility Agreement and (b) the Senior Notes Indenture;
“Facility Agent” has the meaning attributed to such term in the Revolving Credit Facility Agreement;
“Fund” means any unit trust, investment trust, investment company, limited partnership, general partnership or other collective investment scheme or any body corporate or other entity, in each case the assets of which are managed professionally for investment purposes;
“Governmental Entity” means, anywhere in the world, any supra-national, national, state, federal, provincial, municipal or local government, any subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body or similar body exercising any regulatory, Tax, competition, importing or other governmental or quasi-governmental authority or functions, including the European Union and European Commission;
“Group” means the Company and each Subsidiary;
“Group Company” means the Company or a Subsidiary and “Group Companies” means all of them;
“Individual Entitlement Certificate” shall have the meaning set out in Clause 3.5;
“Insurance Policy” means a warranty and indemnity insurance policy taken out by the Buyer in respect of the Transaction;
“Investor Director” means any director, officer and/or employee of the Institutional Seller or any of its Affiliates who is a director of any Group Company;

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“Italian Companies Register” means the Italian Companies' Register (Registro delle Imprese);
“Law” means any statute, law, subordinate legislation, constitutional provision, code, regulation, ordinance, instrument, by-law, rule, decision, order, writ, injunction, decree, permit, concession, grant, directive, binding guideline or policy, requirement of, or other governmental restriction of or determination by, any Governmental Entity or any official interpretation of any of the foregoing by any Governmental Entity;
“Locked Box Accounts” means the aggregate of the unaudited individual entity trial balances of each of the Company and Rhino Topco 2 Limited and the unaudited, condensed, consolidated, interim income statement of Rhino Midco 2 Limited and Rhiag Group S.p.A., each for the nine month period ended on the Locked Box Date and the audited consolidated accounts of Rhino Bondco S.p.A. for the nine month period ended on the Locked Box Date in the agreed form and prepared in accordance with the Accounting Principles, comprising the balance sheet, the profit and loss account, and the 'note esplicative', as approved by Rhino Bondco S.p.A.;
“Locked Box Date” means 30 September 2015;
“Long Stop Date” means 30 June 2016;
“Losses” means any direct or indirect losses, damages, claims, fees, fines, costs and expenses, interest, awards, settlements, liabilities, recourses, judgments and penalties, including reasonable attorneys’ fees and expenses and any amounts in respect of any Tax whether or not involving a third party claim;
“MAC Condition” shall have the meaning set out in Clause 5.1.2;
“managed” means a bona fide relationship of management where the relevant managing person or entity is bona fide primarily responsible for the investment decisions made for the fund, trust or company or with respect to the managed party’s holding of investor instruments, regardless of whether the relationship is characterised by the managing person or entity and the managed party as a relationship of investment manager, investment adviser, trustee or agent and “fund manager” and “managing” shall be construed accordingly;
“Master Allocation Schedule” means the schedule in the agreed form setting out, among other things, details of the holdings of Securities of the Sellers and their respective entitlement to the Preference Share Consideration and the Ordinary Share Consideration as well as their Proportionate Share of the Escrow Amount;
“Material Adverse Change” means any change, development, occurrence or circumstance which is materially adverse to the business or financial condition or which materially and adversely affects, or is reasonably likely to affect, the results of operations of the Group, taken as a whole, if and to the extent such change, development occurrence or circumstance, results in a diminution of enterprise value of the Group, taken as a whole, in an amount in excess of €200,000,000 provided, however, that nothing arising out of, relating to or resulting from any of the following shall constitute or be deemed to contribute to a Material Adverse Change, and shall not be taken into account in determining whether a Material Adverse Change has occurred:
(a)    any adverse change, development, occurrence, effect, circumstance or condition caused by changes after the date of this Agreement in (i) general economic or political conditions in Europe or any country in Europe, or the United States, and/or any other regions where any Group Company operates or (ii) Europe, the United States, and/or global financial, banking or securities markets (including any disruption thereof, any decline in the price of any security or any market index and any currency rate fluctuations);
(b)    changes or developments after the date of this Agreement generally applicable to the industry in which the Group operates;
(c)    changes after the date of this Agreement in any statute, law (including common law), ordinance, regulation, rule, guideline, order, writ, decree, permit, agency requirement or licence of any Governmental Entity applicable to the Group;
(d)    any natural disasters or acts of terrorism, war or an escalation or worsening thereof or sabotage (other than any actual, uninsured damage or casualty loss to any Group Company or its properties or assets);
(e)    changes after the date of this Agreement in applicable accounting standards or the interpretation thereof;

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(f)    the announcement, negotiation, execution, performance or compliance with the terms of, or taking any actions required to be taken by, any of the Transaction Documents or any of the transactions contemplated by the Transaction Documents, including any termination of, reduction in or other negative impact on relationships or dealings, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of any Group Company due to the announcement and performance of this Agreement, the identity of the parties to this Agreement or any action taken by the Buyer or any entity in the Buyer’s Group or its or their respective representatives; and
(g)    any event that occurs or any action taken or omitted to be taken by the Group at the written request or written direction or with the prior written consent of the Buyer;
“Notice” shall have the meaning set out in Clause 27.1;
“Ordinary Share Consideration” means the amount equal to the Total Gross Consideration less the Preference Share Consideration;
“Ordinary Shares” means the ordinary shares of €1.00 each in the capital of the Company;
“Permitted Leakage” means a payment or action set out in Schedule 4 of this Agreement;
“Preference Share Consideration” means €127,686,755;
“Preference Shares” means the preference shares of €1.00 each in the capital of the Company;
“Press Release” means any press release to be issued by Apax Partners LLP and/or an Affiliate of Apax Partners LLP and/or by the Buyer and/or an Affiliate of the Buyer on or after the date of this Agreement as may be agreed from time to time by the Buyer and the Institutional Seller;
“Proportionate Share” means, in respect of each relevant Seller for the purpose in which it is being used to apportion an amount amongst all Sellers or a group of Sellers, that share determined by reference to that Seller’s share of the aggregate of the Preference Share Consideration and Ordinary Share Consideration as shown against its name in columns (6) and (8) of the Master Allocation Schedule relative to the total aggregate share of the Preference Share Consideration and Ordinary Share Consideration as shown in columns (6) and (8) of the Master Allocation Schedule of all relevant Sellers for that purpose;
“Revolving Credit Facility Agreement” means the revolving credit facility agreement dated 5 November 2013 (as amended and/or restated from time to time) between, amongst others, Rhiag Group S.p.A. as parent and BNP Paribas, Italian Branch as facility agent;
“Securities” means the Ordinary Shares and the Preference Shares;
“Senior Management Sellers’ Representative” means Luca Zacchetti, failing which any other Senior Management Seller appointed for this purpose by the Institutional Seller;
“Senior Notes Indenture” means the senior notes indenture dated 5 November 2013 (as amended and/or restated from time to time) between, amongst others, Rhino Bondco S.p.A. as issuer and The Law Debenture Trust Corporation p.l.c. as trustee and Rappresentante Comune of the holders of the notes;
“Subsidiaries” means all of the subsidiary undertakings of the Company and “Subsidiary” means any of them;
“Tax” or “Taxation” means all forms of tax, duty, rate, levy, charge, instalment, contributions, customs or other import or export duties or other imposition, assessment, liability, deduction or withholding whenever and by whatever authority imposed (including income tax, corporation tax, capital gains tax, inheritance tax, value added tax, environmental tax, excise duties, stamp duty, stamp duty reserve tax, stamp duty land tax, national insurance and social security or other similar contributions) and whether of the United Kingdom, the United States of America or elsewhere, together with any interest, penalty, charge, surcharge instalments, contributions, customs or other import duties or fine in connection with any taxation, and regardless of whether any of the above are chargeable directly or primarily against or attributable directly or primarily to a Group Company or any other person and regardless of whether any amount in respect of any of them is recoverable from any other person, and “Taxes” has the corresponding meaning;

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“Tax Authority” means any local municipal, governmental, state, federal, provincial or other fiscal, customs, revenue or excise authority, body, official or person anywhere in the world with responsibility for, or competent to impose, collect or administer, any form of Taxation;
“Tax Deed” means the tax deed in the agreed form to be entered into at Completion by the Senior Management Sellers and the Buyer;
“Tax Returns” means any information, notices, accounts, statements, reports, forms, computations, declarations and returns which are required to be made and submitted to any Tax Authority;
“Total Gross Consideration” means the sum of (A-B) + C, where A is €570,150,000, B is the total amount of fees (together with irrecoverable VAT payable and disbursements and expenses) shown on the Approved Company Adviser Fee Schedule, and C is the amount of interest on the sum of A-B calculated at the Agreed Rate from (but excluding) the Locked Box Date to (and including) the Completion Date;
“Transaction” means the acquisition by the Buyer of the entire issued share capital of the Company pursuant to the terms of this Agreement;
“Transaction Documents” means this Agreement, the Master Allocation Schedule, the Approved Company Adviser Fee Schedule, the Approved Shareholder Adviser Fee Schedule, the Business Warranties Disclosure Exhibit, the Company Data Book, the Data Room Index, the Tax Deed, the Individual Entitlement Certificate and the Locked Box Accounts;
“Trustee” has the meaning attributed to such term in the Revolving Credit Facility Agreement;
“Unwarranted Information” has the meaning set out in Clause 25.3;
“Warranties” means the warranties given by the Sellers set out in Schedule 6 and “Warranty” means any of them; and
“Warranty Claim” means a claim for any breach under any of the Warranties.
1.2    In this Agreement, a reference to:
1.2.1    a “subsidiary undertaking” or “parent undertaking” is to be construed in accordance with section 1162 of the Act;
1.2.2    a party being liable to another party, or to liability, includes, but is not limited to, any liability in equity, contract or tort (including negligence) or under the Misrepresentation Act 1967;
1.2.3    a document in the “agreed form” is a reference to a document in a form approved and for the purposes of identification initialled by or on behalf of the Buyer, the Institutional Seller and the Senior Management Sellers’ Representative (with such amendments as may be agreed in writing by the Buyer and the Senior Management Sellers’ Representatives);
1.2.4    a statutory provision includes a reference to the statutory provision as amended, modified or re-enacted or both from time to time and any subordinate legislation made under the statutory provision (as so amended, modified or re-enacted), except to the extent that any liability of any party under this Agreement would not have arisen but for an amendment or modification or re-enactment or subordinate legislation made after the date of this Agreement;
1.2.5    a “person” includes a reference to any individual, firm, company, corporation or other body corporate, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality) and includes a reference to that person’s legal personal representatives, successors and permitted assigns;
1.2.6    a “party” includes a reference to that party’s permitted assigns and his estate and personal representatives;
1.2.7    a Clause, paragraph or Schedule, unless the context otherwise requires, is a reference to a clause or paragraph of, or schedule to, this Agreement;

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1.2.8    any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term and references to any English statute shall be construed so as to include equivalent or analogous Laws of any other jurisdiction;
1.2.9    “material” or any similar expression shall, unless otherwise specified, be construed in the context of the Group, taken as a whole;
1.2.10     “Euros” or “€” is to the lawful currency of the member states of the European Union that have adopted the single currency in accordance with the Treaty Establishing the European Community, as amended by the Treaty of the European Union;
1.2.11    times of the day are to London time;
1.2.12    the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation”, unless the context otherwise requires or unless otherwise specified;
1.2.13    writing includes typing, printing, and facsimile but excludes any other form of Electronic Communication;
1.2.14    a document is to that document as amended, varied or novated from time to time otherwise than in breach of this Agreement or that document; and
1.2.15    a company or firm includes any company or firm in succession to all, or substantially all, of the business of that company or firm.
1.3    The headings in this Agreement do not affect its interpretation.
1.4    Save as otherwise provided in this Agreement, where any obligation, representation, warranty or undertaking under or in connection with the Transaction Documents is expressed to be made, undertaken or given by two or more of the Sellers, the liability of those Sellers shall be several (and not joint or joint and several).
1.5    The eiusdem generis rule does not apply to this Agreement. Accordingly, specific words indicating a type, class or category of the thing shall not restrict the meaning of general words following such specific words, such as general words introduced by the word “other” or a similar expression. Similarly, general words followed by specific words shall not be restricted in meaning to the type, class or category of the thing indicated by such specific words.

2.    Sale and Purchase
2.1    Subject to the conditions referred to in Clause 5.1 being satisfied, each of the Sellers shall sell, and the Buyer shall purchase, full legal and beneficial title to those Securities set out opposite the name of such Seller in columns (5) and (7) of the Master Allocation Schedule, on the terms set out in this Agreement.
2.2    The Securities shall be sold free from all Encumbrances and together with all rights attaching to them as at the Completion Date, including the right to receive all distributions and dividends declared, paid, made or accruing from the Completion Date, on the terms set out in this Agreement.
2.3    The consideration for the sale of the Securities shall be determined in accordance with Clause 3.
2.4    Each Seller severally covenants (in respect of his or its holding of Securities only) with the Buyer that it is the sole legal and beneficial owner of the Securities set opposite such Seller’s name in columns (5) and (7) (inclusive) of the Master Allocation Schedule and has (and will have at Completion) the right to sell and transfer to the Buyer the full legal and beneficial interest in those Securities.

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2.5    The Institutional Seller hereby consents to the sale and purchase of the Securities pursuant to this Agreement for the purpose of the articles of association.

3.    Consideration
3.1    The total aggregate consideration for the Securities shall be an amount equal to the Total Gross Consideration, plus any deferred consideration payable under Clause 11, and shall be apportioned as follows:
(a)    for the Preference Shares, the aggregate consideration shall be the amount of the Preference Share Consideration; and
(b)     for the Ordinary Shares, the aggregate consideration shall be the amount of the Ordinary Share Consideration plus any deferred consideration payable under Clause 11.
3.2    At Completion, the consideration shall be satisfied as follows:
(a)    subject to Clause 3.2(c), the Preference Share Consideration shall be paid in cash and apportioned between the Sellers in the amounts set opposite their respective names in column (6) of the Master Allocation Schedule;
(b)    subject to Clause 3.2(c), the Ordinary Share Consideration shall be paid in cash and apportioned between the Sellers in the amounts set opposite their respective names in column (8) of the Master Allocation Schedule, subject to the deduction of each Seller’s Proportionate Share of the Approved Shareholder Adviser Fees;
(c)    the Buyer shall be entitled to deduct from the aggregate consideration payable to each Seller that Seller’s Proportionate Share of the Escrow Amount (shown against that Seller’s name in column (11) of the Master Allocation Schedule) with such deduction being deducted first from the Seller’s share of the Preference Share Consideration and then (if at all) from the Seller’s share of the Ordinary Share Consideration and the Buyer shall pay the Escrow Amount to the Escrow Account;
(d)    an amount equal to the Approved Shareholder Adviser Fees shall be paid to the Institutional Seller to settle payment of the Approved Shareholder Adviser Fees on behalf of itself and other relevant Sellers (and not as additional consideration payable to the Institutional Seller); and
(e)    the deferred consideration, if payable, shall be satisfied in accordance with Clause 11.
3.3    The Institutional Seller and the Senior Management Sellers’ Representative shall update the Master Allocation Schedule as of the Completion Date to show the actual amounts of the Total Gross Consideration, the actual amounts of the Preference Share Consideration, and the actual amounts of the Ordinary Share Consideration, less the Proportionate Share of the Approved Shareholder Adviser Fees and the Escrow Amount, to which each Seller is entitled and shall deliver a copy to the Buyer no later than five Business Days prior to the Completion Date.
3.4    Each of the Sellers agrees that the Master Allocation Schedule, including the version updated in accordance with Clause 3.3, is binding on him or it in accordance with this Agreement.
3.5    The Master Allocation Schedule, including the version updated in accordance with Clause 3.3, shall be retained by the Buyer, the Institutional Seller and the Senior Management Sellers’ Representative and not distributed to the other Sellers and each Seller (other than the Institutional Seller and the Senior Management Sellers’ Representative) waives any right to receive a copy of the Master Allocation Schedule provided that each Seller shall be entitled to: (i) receive a copy of and disclose the Master Allocation Schedule as required by Law; and (ii) receive a certificate in the agreed form from the Senior Management Sellers’ Representative certifying the Total Gross Consideration, the Preference Share Consideration, the Ordinary Share Consideration, the Escrow Amount, the Approved Shareholder Adviser Fees and his Proportionate Share thereof and that Seller’s individual entitlement to net proceeds all as extracted from the Master Allocation Schedule (the “Individual Entitlement Certificate”).

4.    Locked Box

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4.1    Each of the Sellers (in respect of itself only) severally warrants, covenants and undertakes to the Buyer that in the period from (and excluding) the Locked Box Date up to (and including) the Completion Date (save to the extent comprising a Permitted Leakage):
4.1.2    no dividend or distribution of profits or assets or other payment of any nature (including, without limitation, return of capital, redemption monies or management, monitoring, advisory fees or director’s fees), whether in cash or in specie and whether out of profits or capital, has been paid or declared or made or will be paid or declared or made by a Group Company to or in favour of that Seller or any Connected Person of that Seller;
4.1.3    no amounts owed to a Group Company by that Seller or any Connected Person of that Seller have been or will be waived, forgiven or released (in whole or in part) and no claim of any Group Company outstanding against that Seller or any Connected Person of that Seller has been or will be released or waived;
4.1.4    no assets, rights or other benefits have been or will be transferred or surrendered by a Group Company to or for the benefit of or in favour of that Seller or any Connected Person of that Seller or acquired by a Group Company from that Seller or any Connected Person of that Seller;
4.1.5    no liabilities (contingent or otherwise) have been or will be assumed, indemnified or incurred (or any indemnity given in respect thereof) by any Group Company for the benefit of or on behalf of or in favour of that Seller or any Connected Person of that Seller (including but not limited to the giving of guarantees);
4.1.6    no Encumbrance has been or will be created over any of the assets of any Group Company in favour of or on behalf of or for the benefit of that Seller or any Connected Person of that Seller;
4.1.7    no other payment has been, or will be, made to or for the benefit of that Seller or any Connected Person of that Seller by a Group Company;
4.1.8    no agreement or arrangement relating to any of the matters referred to in Clauses 4.1.1 to 4.1.6 has been or will be entered into, or be offered to be entered into, by any Group Company for the benefit of that Seller or any Connected Person of that Seller; and
4.1.9    no costs or expenses relating to the sale of the Securities or to the other transactions contemplated by the Transaction Documents, or any transaction or exit or change of control bonuses or similar payments to any Employee, or any brokerage, finder’s or other fees or commissions, in each case payable as a result of the completion of the sale of the Securities (to any person) or of the other transactions contemplated by the Transaction Documents (including advisory, management, transaction, service and other fees and expenses payable to any person) have been paid or incurred, or have been agreed to be paid or incurred, by any Group Company (it being acknowledged that remuneration in the ordinary course pursuant to employment contracts in place at the date hereof or adopted by a Group Company without there being a breach of Clauses 7.1 or 7.2 and bonus payments and commissions linked to the performance of a Group Company or the Group or individual performance of an Employee, in the case of the Senior Management Sellers, as set out the Business Warranties Disclosure Exhibit and, in the case of other Employees, in the ordinary course of business consistent with past practice, is not covered by this Clause 4.1.8).
4.2    Subject to Clause 4.3 below, in the event of a breach of Clause 4.1, the relevant Seller shall repay to the Buyer, to the extent possible by way of a reduction in the consideration paid or to be paid for the Securities sold by that Seller, on a euro for euro basis, an amount equal to the amount in respect of any such breach of Clause 4.1 calculated in accordance with Clause 4.3 below. Save in the case of fraud or fraudulent misrepresentation, the Buyer shall have no remedy for a breach of Clause 4.1 except pursuant to this Clause 4.2 and Clause 4.5. In the case of a breach of Clause 4.1.8, the liability of the Sellers shall be apportioned amongst them so that they are only liable for their Proportionate Share except (and without prejudice to any claim a Buyer may have against each Seller for its or his Proportionate Share): (i) if the Senior Management Sellers’ Representative can prove that the Institutional Seller approved a payment of the type referred to in Clause 4.1.8 without the agreement of any other Seller who is a director of a Group Company, in which case the Institutional Seller shall reimburse the Senior Management Sellers for sums paid by them due to a breach of Clause 4.1.8 in respect of such a payment, or (ii) if the Institutional Seller can prove that a payment of the type referred to in Clause 4.1.8 was made or agreed to be made without the agreement of the Institutional Seller, in which case the Senior Management Sellers shall reimburse the Institutional Seller for sums paid by it due to a breach of Clause 4.1.8 in respect of such payment.

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4.3    Where an amount is required to be repaid to the Buyer under Clause 4.2 above, in calculating the amount payable, there shall be taken into account the amount of any Taxation paid or that will become payable by any Group Company to the extent attributable to any such breach (or the matter giving rise to such breach) so that the amount payable shall be increased by the amount of any such Taxation, provided that this increase will only become payable by the relevant Seller on the date which is five Business Days before the last day on which the relevant Taxation may, by law, be paid without incurring any penalty, fine, surcharge, interest charges, costs or similar imposition.
4.4    The Buyer shall reimburse the relevant Seller who has made any payment pursuant to Clause 4.2 above an amount equal to the amount by which any liability to Taxation of any Group Company is actually reduced or extinguished as a result of the matter giving rise to such breach (the “Available Tax Saving”) (not exceeding the payment made by the relevant Seller or Sellers) five Business Days following the date the Available Tax Saving is used to reduce liability to pay Taxation. Where the matter giving rise to such breach relates to third party costs, any part of that amount for which credit or payment is obtained from a Tax Authority as input value added tax shall be treated as an Available Tax Saving. The Buyer shall use reasonable endeavours to obtain the Available Tax Saving.
4.5    To the extent that any amount under Clause 4.2 is agreed in writing by the Institutional Seller and the Senior Management Sellers’ Representative prior to Completion to be payable to the Buyer, this amount shall be set off against that part of the Total Gross Consideration otherwise due to that Seller and the Buyer is irrevocably authorised to deduct such amount from the consideration to be paid at Completion in accordance with Clause 8.2.1.
4.6    For the purposes only of Clause 4, the term “Connected Person” shall also include an investor in a Fund, and a portfolio company of a Fund, where the Fund is an Affiliate of the Institutional Seller.
4.7    No Seller is liable to make a payment under Clause 4.2 unless Completion has occurred and unless the Buyer has notified that Seller in writing of the breach of Clause 4.1, stating in reasonable detail (as is then known to the Buyer) the nature of the breach and the amount claimed, on or before the date falling six months after the Completion Date, except in the case of the payment of an adviser fee constituting a breach of Clause 4.1.8 where the invoice is received after the expiry of such six month period in which case such notification shall be made by the Buyer on or before the date falling two months after the date of receipt of the relevant invoice.
4.8    The parties acknowledge that the payment of €700,000 to Luca Zacchetti as a result of (i) his resignation due to a material reduction of the powers granted to him as Chief Executive Officer; (ii) revocation of his office, without cause; (iii) failure to reappoint him as director and as Chief Executive Officer with the same powers previously granted upon the expiry of the board of directors or early termination; or (iv) revocation of the resolution approving his indemnity without his consent, pursuant to the resolution of the Board of Directors of Rhiag IAP Italia S.p.A. dated 16 December 2013 (as confirmed by resolution of the same Board of Directors dated 24 March 2014) (which resolutions have been disclosed to the Buyer) shall not constitute a claim under this Clause 4.

5.    Conditions
5.1    Completion is conditional on:
5.1.1     the approval of the Transaction by the Competent Antitrust Authorities required under the Applicable Antitrust Laws or expiry of the relevant waiting periods without the Transaction being prohibited by the Competent Antitrust Authorities.. The Transaction shall be deemed to have been approved by a Competent Antitrust Authority if the Transaction is cleared subject to obligations or conditions or commitments or other agreements required by the Competent Antitrust Authority; and
5.1.2    no Material Adverse Change having occurred between the date of this Agreement and the date on which the condition in Clause 5.1.1 is satisfied or waived (the “MAC Condition”). The MAC Condition may be jointly waived by the Institutional Seller, the Senior Management Sellers’ Representative and the Buyer and will be deemed to have been waived if written notice from the Buyer seeking to invoke the condition is not served on the Institutional Seller and the Senior Management Sellers’ Representative on or before the date on which the condition in Clause 5.1.1 is satisfied or waived.

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5.2    The Buyer shall, at its own cost, use best endeavours to achieve satisfaction of the condition set out in Clause 5.1.1 as soon as possible and in any case before 11:59 p.m. on the Long Stop Date. Such best endeavours shall include:
5.2.1    within twenty-five Business Days (provided the Sellers have during that time complied with Clause 5.3 below) following the date of this Agreement, filing with any Competent Antitrust Authority the notifications required for the Transaction under the Applicable Antitrust Laws, which form(s) shall be in compliance with the requirements of the Applicable Antitrust Laws, provided that where a filing to any Competent Antitrust Authority is subject to a pre-notification process, the above obligation shall apply to the submission of a draft;
5.2.2    using best endeavours to obtain the approvals referred to in Clause 5.1. For the purposes of this Clause 5.2.2, the “best endeavours” of the Buyer shall include, where applicable and necessary to obtain a clearance decision, promptly proposing, negotiating, offering, agreeing to commit and effecting, by any means including hold separate order, decision or as otherwise required by any Governmental Entity, the sale, divestiture or disposition of such assets, categories, portions or parts of assets or businesses of the Buyer or the Buyer’s Group or, effective as of Completion, such assets of the Group, or otherwise offering to take or committing to take any action which the Buyer is capable of taking and, if the offer is accepted, taking or committing to take such action that limits the Buyer's or the Buyer’s Group’s or, effective as of Completion, any member of the Group’s freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of the Buyer or the Buyer’s Group or any or all of the assets of the Group, to avoid a prohibition decision. For the avoidance of doubt, the Buyer shall, consistent with its obligations under this Clause 5.2.2, take any and all actions necessary to ensure that no order or decision under any antitrust or competition law or regulation would preclude consummation of the Transaction by the Long Stop Date;
5.2.3    progressing the submissions, notifications and filings referred to in Clauses 5.2.1 and 5.2.2 with all diligence and promptly providing all information which is requested or required by any Governmental Entity in connection with such submission, notification and filings;
5.2.4    promptly providing the Institutional Seller and the Senior Management Sellers’ Representative and their advisers with draft copies of all submissions to any such Governmental Entity relating to any consent, approval or action in respect of the Transaction, giving the Institutional Seller and the Senior Management Sellers’ Representative (or their advisers) reasonable advance notice of any draft submissions, allowing the Institutional Seller and the Senior Management Sellers’ Representative (and their advisers) the opportunity to review any material written communications before submission (provided that any such review shall not unreasonably cause the submission to be delayed) and taking into account any reasonable comments of the Institutional Seller or the Senior Management Sellers’ Representative (or their advisers) and making such amendments to such communications as the Institutional Seller or the Senior Management Sellers’ Representative may reasonably request and, so far as practicable, and to the extent permitted by the relevant Competent Antitrust Authority, notifying the Institutional Seller and the Senior Management Sellers’ Representative prior to all other communications (including telephone calls and meetings) with any Governmental Entity, allowing the Institutional Seller and the Senior Management Sellers’ Representative the opportunity to participate in any such calls and meetings, subject to the Buyer’s reasonable designation of any competitively sensitive or confidential business material as “outside counsel only” and such materials and information contained therein to be given only to the outside legal counsel of the recipient and not disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the Buyer or its advisers;
5.2.5    promptly notifying the Institutional Seller and the Senior Management Sellers’ Representative of any communication (whether written or oral) received from any Governmental Entity, subject to the Buyer’s reasonable designation of any competitively sensitive or confidential business material as “outside counsel only” and such materials and information contained therein to be given only to the outside legal counsel of the recipient and not disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the Buyer or its advisers;
5.2.6    to the extent the Institutional Seller and the Senior Management Sellers’ Representative (or either of them) or their advisers are prohibited from participating or are unable to participate or choose(s) not to participate in the communications described in Clause 5.2.3 and/or 5.2.4, promptly notifying the Institutional Seller and the Senior Management Sellers’ Representative (and providing copies or, in the case of non-written communications, details) of any communications from any such Governmental Entity relating to any such consent, approval or action, subject to the Buyer’s reasonable designation of any competitively sensitive or confidential business material as “outside counsel only” and such materials and information contained therein to be given only to the outside legal counsel of the recipient and not disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the Buyer or its advisers;

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5.2.7    promptly providing the Institutional Seller and the Senior Management Sellers’ Representative (or their advisers) with copies of all such submissions, notifications, filings and other communications in the form submitted or sent, subject to the Buyer's reasonable designation of any competitively sensitive or confidential business material as “outside counsel only” and such materials and information contained therein to be given only to the outside legal counsel of the recipient and not disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the Buyer or its advisers; and
5.2.8    upon the request of the Institutional Seller or the Senior Management Sellers’ Representative, fully informing the Institutional Seller and the Senior Management Sellers’ Representative (or their advisers) as to the progress of any notifications and filings to any such Governmental Entity with a view to obtaining clearance from such Governmental Entity at the earliest reasonable opportunity.
5.3    The Sellers shall use best endeavours to provide the Buyer with all information in its possession reasonably requested by the Buyer to assist it to achieve satisfaction of the condition set out in Clause 5.1.1 and to assist the Buyer with any subsequent queries from a Competent Antitrust Authority in connection with the Transaction including in relation to requests to attend meetings with any Competent Antitrust Authority.
5.4    If, at any time, the Buyer becomes aware of a fact or circumstance that is reasonably likely to prevent the condition in Clause 5.1.1 being satisfied, it shall promptly inform the Institutional Seller and the Senior Management Sellers’ Representative of the matter.
5.5    The Guarantor undertakes not to (and to procure that no member of the Buyer’s Group shall) enter into any transaction or any agreement to effect any transaction (including any merger or acquisition) or of any other nature after the date of this Agreement that might reasonably be expected to make it more difficult, or to materially increase the time required, to achieve satisfaction of the condition set out in Clause 5.1.1 or to otherwise delay, impede or prejudice Completion or the timing of Completion.
5.6    If the condition in Clause 5.1.1 has not been fulfilled by 11:59 p.m. on the Long Stop Date, this Agreement shall automatically terminate without the need for any party to serve notice on the others.
5.7    Each party's further rights and obligations cease immediately on termination except in respect of Clauses 14 to 29 (inclusive) (and the applicable definitions from, and interpretation set out in, Clause 1.1 and Clause 1.2) which will continue in full force and effect, but termination does not affect a party's accrued rights and obligations at the date of termination.

6.    No Frustrating Action
Between the execution of this Agreement and the consummation of the Transaction, none of the Sellers shall enter into (and shall take such action within its or his power to ensure that no member of the Group enters into) any other agreement or arrangement which may in any way delay, impede or prejudice Completion or the timing of Completion.

7.    Pre-Completion Undertakings
7.1    Between the execution of this Agreement and the Completion Date:
7.1.1    the Institutional Seller and each Senior Management Seller severally agrees that it shall not (where applicable) without the prior written approval of the Buyer exercise any voting rights over the Securities held by it to approve any of the numbered matters specified in Schedule 3 save to the extent that such action is Permitted Leakage or is expressly provided for in the Transaction Documents; and
7.1.2    each Senior Management Seller severally undertakes to the Buyer that he shall, in each case to the extent that he is reasonably able and legally permitted or entitled to do so by exercising his rights as a shareholder, director (after taking into account any applicable fiduciary duties) and/or employee (as applicable): (i) in each case save to the extent that such action is Permitted Leakage or is expressly provided for in the Transaction Documents, procure that each of the Group Companies does

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not take or agree to take any of the numbered actions specified in Schedule 3; and (ii) procure that each of the Group Companies will carry on its business in the usual and ordinary course of business; and
7.1.3    the Institutional Seller undertakes to the Buyer that it will not exercise its voting rights as a shareholder, or if requested give any consent under any investment or shareholder agreement affecting the Company, to approve any of the matters specified in Schedule 3 save to the extent that such action is Permitted Leakage or is expressly provided for in the Transaction Documents.
7.2    Clause 7.1 does not apply in respect of and shall not operate so as to restrict or prevent:
7.2.1    the completion or performance of actions which are necessary to discharge any obligations undertaken pursuant to any legal or regulatory obligation in accordance with and pursuant to any contract, arrangement, licence or consent in the form disclosed in the Data Room prior to the date of this Agreement and entered into by or relating to any member of the Group in the usual and ordinary course of business prior to the date of this Agreement (or, in the case of a licence or consent, issued or granted);
7.2.2    any action undertaken or omitted at the written request or with the written consent of the Buyer (and for this purpose, the written consent of or consent by email from either of John Quinn or Walter Hanley shall constitute consent of the Buyer);
7.2.3    any action set out in Annex 7 to the Business Warranties Disclosure Exhibit;
7.2.4    any matter provided for or action required to give effect to this Agreement, any Transaction Document or the Transaction; or
7.2.5    any action required by Law.
7.3    Between the execution of this Agreement and Completion, the Senior Management Sellers shall:
7.3.1    provide the Buyer on a monthly basis with copies of the consolidated management accounts of Rhiag Bondco S.p.A., no later than three Business Days following the date on which they become available, in a format approved by legal counsel; and
7.3.2    upon the reasonable request of the Buyer, arrange for senior members of the management team of the Company to meet the Buyer or any person authorised by the Buyer, provided that the Buyer gives notice of no less than five Business Days of any meeting request (such notice not to be given prior to 15 days after the date of this Agreement). Such meetings shall take place no more than once per month and the Buyer shall not otherwise interfere with the ordinary operations of the business of the Group Companies. Such meetings will have an agenda approved by legal counsel for the Senior Management Sellers and for the Buyer and circulated to participants at least two Business Days in advance and minutes will be taken during such meetings, provided that the Guarantor agrees that it and its Subsidiaries shall not trade in the Group’s publicly traded bonds.
7.4    The Institutional Seller shall consult with the Senior Management Sellers’ Representative in connection with the preparation of the final Approved Company Adviser Fee Schedule and the final Approved Shareholder Adviser Fee Schedule and shall provide the Senior Management Sellers’ Representative with final versions before they are delivered under Clauses 7.5 and 7.6. If the total aggregate level of fees in the final Approved Company Adviser Fee Schedule and the final Approved Shareholder Adviser Fee Schedule, taken together, exceeds the total aggregate level of fees shown in the estimate of Approved Company Adviser Fee Schedule and the estimate of Approved Shareholder Adviser Fee Schedule, taken together, circulated to the Senior Management Sellers’ legal adviser in advance of execution of this Agreement and in each case including all VAT and similar taxes and disbursements, by more than 10%, the final Approved Company Adviser Fee Schedule and the final Approved Shareholder Adviser Fee Schedule shall require the consent of the Senior Management Sellers’ Representative (such consent not to be unreasonably withheld, delayed or made subject to conditions). If the Senior Management Sellers’ Representative is entitled to withhold consent and does so, the final Approved Company Adviser Fee Schedule and the final Approved Shareholder Adviser Fee Schedule shall be adjusted so that the total aggregate increase over the estimates is 10%.

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7.5    The Institutional Seller shall deliver to the Buyer and the Senior Management Sellers’ Representative the Approved Company Adviser Fee Schedule no later than 11:00 a.m. on the fifth Business Day immediately preceding the Completion Date.
7.6    The Institutional Seller shall deliver to the Buyer and the Senior Management Sellers’ Representative the Approved Shareholder Adviser Fee Schedule no later than 11:00 a.m. on the fifth Business Day immediately preceding the Completion Date.
7.7    Between the date of this Agreement and the Completion Date:
7.7.1    the Sellers undertake that they shall, and shall procure that each relevant Group Company shall serve the Facility Agent with a prepayment and cancellation notice in accordance with the terms of the Revolving Credit Facility Agreement in respect of the prepayment and/or cancellation on the Completion Date of the External Financing provided under the Revolving Credit Facility Agreement; and
7.7.2    if requested by the Buyer, the Sellers shall procure that Rhino Bondco S.p.A. furnishes an officer’s certificate meeting the requirements of Section 3.01 of the Senior Notes Indenture to the Trustee together with a notice to noteholders in respect of the redemption of some or all the outstanding notes under the Senior Notes Indenture on the Completion Date provided that Rhino Bondco S.p.A. shall not be required to furnish any such certificate or notices less than 10 days or more than 60 days before the expected date for Completion.
7.8    In the period prior to Completion, the Sellers shall take such action within their power as the Buyer may reasonably request to merge a Subsidiary into its immediate parent company or a new parent company for such purpose (provided that the affected Group Companies are companies incorporated in the same jurisdiction, any consent under the External Financing is obtained and the Buyer confirms that it has received advice for the benefit of the Group that there is no material adverse Tax consequence to the Group or any Group Company). The Sellers shall obtain an estimate of the legal expenses to be incurred in effecting any such merger or mergers and such costs up to an aggregate maximum of €15,000 plus VAT shall be included in the Company Adviser Fee Schedule.

8.    Completion
8.1    Completion shall take place at the offices of Simpson Thacher & Bartlett LLP, CityPoint, One Ropemaker Street, London EC2Y 9HU on the Completion Date (or on such other date or at such other place as the Institutional Seller and the Buyer may agree).
8.2    At Completion, each Seller and the Guarantor shall (or shall procure that the Buyer shall) do all those things respectively required of it or him in Schedule 2 and the Guarantor shall (or shall procure that the Buyer shall):
8.2.1    pay the consideration as described by Clause 3 by transfer of funds for same day value to such account as the relevant Seller directs;
8.2.2    pay the Escrow Amount to the Escrow Account by transfer of funds for same day value;
8.2.3    subject to the Group Company receiving an invoice, procure that a Group Company shall pay to the relevant Adviser to such account as such Adviser directs that part of the Approved Company Adviser Fees payable to that Adviser (and expressed to be “Not Paid” as at Completion).
8.2.4    It is acknowledged that any sum payable under Clause 8.2.3 is not consideration for any Securities but is to ensure that the Advisers are paid for services provided.
8.2.5    If an Adviser whose fees are included in the Approved Company Adviser Fee Schedule is not paid at Completion, the Guarantor shall (or shall procure that the Buyer shall), forthwith on demand from the Institutional Seller (which must be accompanied by a copy of the relevant adviser invoice), pay an amount equal to the sum payable to the Adviser to the Institutional Seller to enable it to pass on such sums to the relevant Adviser to discharge the obligation of the relevant Group Company or the relevant Seller or Sellers as the case may be in respect of such fees.

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8.2.6    If there is any “Contingency” in the Approved Company Adviser Fee Schedule remaining after the operation of Clause 8.2.3 above and not required by a Group Company to pay an Adviser within one month of the Completion Date, that amount shall be paid by the Guarantor (or the Guarantor shall procure the payment by the Buyer) by transfer of funds for same day value on the expiry of the one month following the Completion Date to such account as the Institutional Seller directs to be distributed amongst the Sellers pro rata to their Proportionate Share as additional consideration, provided that the Buyer shall have no obligation as to the distribution of such amount as among such Sellers and payment to the relevant account shall constitute a good discharge of Buyer’s obligations as regards the payment required by this Clause 8.2.6.
8.3    The parties are not obliged to complete the sale and purchase of the Securities pursuant to this Agreement unless:
8.3.1    both the Guarantor and each of the Sellers comply with all their obligations under this Clause 8 and Schedule 2 (which shall be deemed to occur simultaneously); and
8.3.2    the sale and purchase of all the Securities are completed simultaneously in accordance with this Agreement.
8.4    Subject to the payment of the Total Gross Consideration, and without prejudice to any employment rights of continuing employees of the Group and/or the rights of any party under, or for breach of, the Transaction Documents and payment under the arrangements referred to in Clause 4.8, Clause 8.9 and Paragraph (9) of Schedule 4 and save for any claims arising due to fraud or fraudulent misrepresentation, each Seller confirms that (i) it and its Affiliates shall have no claim whatsoever outstanding after Completion, to the extent arising from any act, omission or state of facts taken or existing on or prior to Completion, against any Group Company or any of the past, present or future directors, officers, employees, Affiliates, or successors or assigns of any Group Company and (ii) no agreement or arrangement is or shall be outstanding at Completion under which any Group Company or any such person has or could have any obligation of any kind to it, any of its Affiliates or their respective successors and assigns other than to any other Group Company and each Seller shall procure that any of its Affiliates that are a party to such agreements agree to their termination with effect as of Completion. To the extent that any such claim, liability or obligation exists or may exist, the relevant Seller irrevocably and unconditionally waives or shall, on or before Completion, procure the irrevocable and unconditional waiver of such claim or obligation and irrevocably and unconditionally releases or shall, on or before Completion, procure the unconditional and irrevocable release of each Group Company and any such other person from any liability whatsoever in respect of such claim or obligation.
8.5    If Completion does not take place on the scheduled Completion Date because a party fails to comply with any of its obligations under this Clause 8 or Schedule 2 (whether such failure amounts to a repudiatory breach or not), the Guarantor (in the case of a default by any Seller) or the Institutional Seller (in the case of a default by the Guarantor) may by notice to the defaulting party elect to:
8.5.1    proceed to Completion to the extent reasonably practicable (without limiting its rights under this Agreement); or
8.5.2    postpone Completion to a date not more than 10 Business Days after the scheduled Completion Date.
8.6    If a party postpones Completion to another date in accordance with Clause 8.5.2, the provisions of this Agreement apply as if that other date is the scheduled Completion Date.
8.7    If Completion does not take place on the postponed Completion Date because a party fails to comply with any of its obligations under this Clause 8 or Schedule 2 (whether such failure amounts to a repudiatory breach or not), the Guarantor (in the case of a default by any Seller) or the Institutional Seller (in the case of a default by the Guarantor) may by notice to the defaulting party exercise either of the rights set forth in Clause 8.5 or terminate this Agreement immediately upon written notice to the defaulting party, provided that the Guarantor shall not be entitled to terminate this Agreement pursuant to this Clause 8.7 if either the Guarantor or the Buyer is then in material breach of any of its covenants contained herein and the Institutional Seller shall not be entitled to terminate this Agreement pursuant to this Clause 8.7 if any Seller is then in material breach of any of its covenants contained herein.
8.8    If a party terminates this Agreement pursuant to Clause 8.7, each party’s further rights and obligations cease immediately on termination except in respect of Clauses 14 to 29 (inclusive) (and the applicable definitions from, and

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interpretation set out in, Clause 1.1 and Clause 1.2) which will continue in full force and effect and except that termination does not affect a party’s accrued rights and obligations at the date of termination.
8.9    Notwithstanding any other provision, the Buyer agrees that any Seller who is a director or manager of any Group Company and/or an Employee (and all other Employees) shall continue to benefit from and be entitled to awards under and in accordance with the long term cash incentive plan in force at the date of this Agreement (as may be amended from time to time from the date of this Agreement with the written consent of the Buyer) and to any contractual entitlement to variable remuneration or bonus payments earned or agreed upon as at the date of this Agreement and to participate under and in accordance with and benefit from performance related and similar employment based bonus payments and commissions linked to the performance of a Group Company or the Group or individual performance of an Employee, in the case of the Senior Management Sellers, as set out in the Business Warranties Disclosure Exhibit and, in the case of other Employees, in the ordinary course of business consistent with past practice, including the bonus scheme in respect of the current financial year under which bonuses are payable upon reaching the forecasted results for the year ended 31 December 2015.

9.    The Sellers’ Warranties and Undertakings
9.1    Each Seller severally warrants to the Buyer that at the date of this Agreement and as at Completion:
9.1.7    that Seller is and will be, at Completion, the sole registered holder of the Securities shown opposite its name in the Master Allocation Schedule and shall be entitled to sell and transfer (or cause the sale and transfer of) the full legal and beneficial ownership of the Securities shown opposite its name in the Master Allocation Schedule to the Buyer free from Encumbrances, and with all rights attaching thereto at Completion and thereafter;
9.1.8    that Seller is duly incorporated (where applicable) and that Seller has the full right, power and authority, and has taken all action necessary, to authorise, execute, deliver and perform its obligations under this Agreement and the Transaction Documents to be executed by that Seller;
9.1.9    that Seller’s obligations under this Agreement and the Transaction Documents are, or when the relevant document is executed will be, legal, valid and enforceable obligations in respect of that Seller in accordance with their respective terms;
9.1.10    the execution and delivery of, and the performance by that Seller of its obligations under this Agreement and the Transaction Documents, and the consummation of the transactions contemplated under such documents, will not and is not likely to:
(a)    conflict with or result in a breach of any provision of the memorandum or articles of association or by-laws or equivalent constitutional documents of that Seller;
(b)    result in a breach, violation or infringement of, or constitute a default under, or give rise to the creation of any Encumbrance on, any instrument to which that Seller is a party or by which that Seller is bound and which is or is reasonably likely to be material in the context of the transactions contemplated by this Agreement;
(c)    result in a breach of any Law by which that Seller is bound or submits; or
(d)    save as referred to in Clause 5.1, require that Seller to obtain any consent or approval of, or give any notice to or make any registration with, any Governmental Entity or other authority which has not been obtained;
9.1.11    that there is no action, suit, investigation or proceeding pending against, or threatened against or affecting that Seller before any court or arbitrator or any Governmental Entity or other third party which in any manner challenges or seeks to prevent the transactions contemplated by this Agreement; and
9.1.12    that Seller is not insolvent or unable to pay its debts within the meaning of any Laws relating to insolvency binding upon the Seller.
9.2    Each of:

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9.2.3    the Senior Management Sellers warrants to the Buyer on a joint and several basis that the statements set out in Paragraphs 1 to 17 of Part II of Schedule 6 in respect of the Group Companies (other than Rhiag Group S.p.A., Rhino Midco 2 Limited, Rhino Topco 2 Limited, Rhino Holdco Limited, Rhino Bondco S.p.A. and Rhino Bidco S.p.A.) are true and accurate as at the date of this Agreement;
9.2.4    the Institutional Seller warrants to the Buyer that the statements set out in Paragraphs 1 to 17 of Part II of Schedule 6 in respect of Rhiag Group S.p.A., Rhino Midco 2 Limited, Rhino Topco 2 Limited and Rhino Holdco Limited are true and accurate as at the date of this Agreement;
9.2.5    notwithstanding the foregoing, and in respect of Rhino Bondco S.p.A. only:
(a)    the Institutional Seller warrants to the Buyer that each of the statements set out in Paragraphs 1 to 17 (other than Paragraph 3) of Part II of Schedule 6 are true and accurate as at the date of this Agreement; and
(b)    each of Mr. Carrabino and Mr. Imhof warrants to the Buyer on a joint and several basis that the statements set out in Paragraph 3 of Part II of Schedule 6 are true and accurate as at the date of this Agreement;
9.2.6    notwithstanding the foregoing, and in respect of Rhino Bidco S.p.A. only:
(a)    the Institutional Seller warrants to the Buyer that each of the statements set out in Paragraphs 1 to 17 (other than Paragraph 3) of Part II of Schedule 6 are true and accurate as at the date of this Agreement; and
(b)    each of Mr. Carrabino and Mr. Coletta warrants to the Buyer on a joint and several basis that the statements set out in Paragraph 3 of Part II of Schedule 6 are true and accurate as at the date of this Agreement;
9.2.7    the Institutional Seller warrants to the Buyer that the statements set out in Paragraph 18 of Part II of Schedule 6 are true and accurate as at the date of this Agreement.
The only recourse of the Buyer against the Sellers in respect of Warranty Claims shall be against the Escrow Account. The Buyer, for itself and as agent for each member of the Buyer's Group, (i) waives all other rights, remedies and means of enforcement against the Sellers and each of their Connected Persons in respect of Warranty Claims under or in connection with any Transaction Document which would otherwise have been available; and (ii) acknowledges that a breach or potential breach by a Senior Management Seller of any warranty is not deemed to be just cause (giusta causa) to terminate any relationship between that Senior Management Seller and any Group Company, except, in each case, for a claim against a particular Seller or Sellers for fraud or fraudulent misrepresentation. The Escrow Account shall be dealt with in accordance with Schedule 7.
9.3    Each of the Sellers undertakes to the Buyer Incorporation Director not to bring a claim against the Buyer Incorporation Director (i) in respect of payment of the consideration pursuant to Clause 3; or (ii) for breach of the Buyer’s Completion obligations pursuant to Clause 8 and, subject to:
9.3.1    delivery of the Buyer Registration Deed to the Sellers pursuant to Clause 10.5.6; and
9.3.2    the satisfaction by the Guarantor of the undertakings set out in Clause 10.6, each of the Sellers undertakes to the Buyer Incorporation Director not to bring any claim against the Buyer Incorporation Director in relation to or arising out of this Agreement.
9.4    Notwithstanding any other provision of this Agreement and notwithstanding that certain Warranties are given by some, but not all, of the Sellers, it is acknowledged and agreed that each of the Sellers, including the Institutional Seller, shall bear its Proportionate Share of any Claim (as defined in Schedule 7) through payment being made from the Escrow Account and Schedule 7 shall apply to all Sellers accordingly.
9.5    The warranties set out in Clause 9.1 and Schedule 6 shall not in any respect be extinguished or affected by Completion.
9.6    Notwithstanding that the Buyer or the Guarantor becomes aware at any time:

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9.6.1    that there has been a breach of any provision of this Agreement; or
9.6.2    that there may be a claim against any Seller in connection with this Agreement, neither the Guarantor nor the Buyer shall be entitled to rescind this Agreement or, except as provided in Clause 5.6 or 8.7, treat this Agreement as terminated but (in the case of the Buyer only) shall only be entitled to claim damages in respect of such matter and, accordingly, each of the Guarantor and the Buyer waives all and any rights of rescission it may have in respect of any such matter (howsoever arising or deemed to arise), other than any such rights arising in respect of fraud or fraudulent misrepresentation.
9.7    Without prejudice to the aggregate caps on liability under Part III of Schedule 6, and save in the case of fraud or fraudulent misrepresentation, the aggregate liability of each Seller in respect of a breach of this Agreement (including breaches of Clauses 7.1 and/or 7.2) shall not in any circumstances exceed the portion of the Total Gross Consideration that such Seller is entitled to receive in respect of its or his Securities pursuant to Clauses 3.2(a) and (b) as set out in the Master Allocation Schedule before taking into account amounts to be deducted under Clause 3.2(b) in respect of Approved Shareholder Adviser Fees and paid under Clause 3.2(d).
9.8    Without prejudice to the aggregate cap on liability under Clause 9.7, save in the case of fraud or fraudulent misrepresentation or intentional breach, the aggregate liability of each Seller in respect of a breach of Clause 7.1 and 7.2 shall not in any circumstances exceed 20% of the portion of the Total Gross Consideration that such Seller is entitled to receive in respect of its or his Securities pursuant to Clauses 3.2 (a) and (b) as set out in the Master Allocation Schedule before taking into account amounts to be deducted under Clause 3.2(b) in respect of Approved Shareholder Adviser Fees and paid under Clause 3.2(d).
9.9    Save in the case of fraud or fraudulent misrepresentation, no Seller is liable in respect of a breach of: (i) Clause 7.1 and/or 7.2 unless the Buyer has notified that Seller in writing of the breach, stating in reasonable detail (as is known to the Buyer) the nature of the breach and the amount claimed, on or before the date falling six months after the Completion Date; and (ii) any of the warranties set out in Clause 9.1 unless the Buyer has notified that Seller in writing of the breach, stating in reasonable detail (as is then known to the Buyer) the nature of the breach and the amount claimed, on or before the date falling four years after the Completion Date.
9.10    No Seller shall make any claim against any other Seller on the basis that it or he may have relied on any warranty, representation or assurance made by such a person before agreeing any term of or before entering into this Agreement except pursuant to, or for breach of, this Agreement or any Transaction Document.
9.11    Save in the case of fraud or fraudulent misrepresentation, payment of a Seller’s Proportionate Share of the Escrow Amount to the Buyer in respect of a Settled Claim pursuant to the provisions of Schedule 7 shall not give rise to a right of recovery by that Seller against any other Seller.
9.12    Payment of a Seller’s Proportionate Share of the Escrow Amount to the Buyer in respect of a Settled Claim for the purpose of Schedule 7 shall be deemed to be a liability of the Seller for the purposes of Clause 9.7 and therefore any such payment shall be taken into account in determining whether or not the liability cap under Clause 9.7 has been reached.
9.13    None of the limitations contained in this Agreement shall apply to exclude or limit the liability of a Seller in respect of any claim under this Agreement to the extent it arises or is increased or which is delayed as a result of fraud or fraudulent misrepresentation by that Seller, provided that, to the extent that any liability arises or is increased or delayed as a result of fraud or fraudulent misrepresentation committed by a Seller, such liability shall be attributable to that Seller only, without any recourse towards, or joint liability of, any other Seller.
9.14    After Completion the Institutional Seller shall (at its own cost) provide such information within its possession relating to itself or its affairs on a strictly confidential basis (except that it may be disclosed to a Tax Authority on a strictly confidential basis) as the Buyer may reasonably require in the event of any Tax audit, proceedings, assessment, investigation or information request from the Italian Tax Authority in connection with the availability of  interest deductions or notional interest deductions (the latter being known as “Aiuto alla Crescita Economica - ACE”) in a Group Company or in any Tax Group in respect of the period of ownership by the Institutional Seller of the Company which includes any of these companies, including, but not limited to, details of the residence and domicile of any of the ultimate investors in the Institutional Seller recognising that the identity of the ultimate investors and their share of investments is commercially sensitive information and the Institutional

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Seller will be able to take such steps to preserve that confidentiality whilst seeking to assist the Buyer with its dealings with the Tax Authority as outlined above including by providing information on an anonymised and/or aggregated basis so that the identity of the investor is not disclosed, and provided that the Institutional Seller will not be required to take any steps which are contrary to any confidentiality or other undertaking given to any investor.

10.    The Buyer’s Warranties and Undertakings and the Guarantor’s Warranties and Undertakings
10.1    The Buyer warrants to each Seller that as at the date of this Agreement and as at Completion:
10.1.8    subject to satisfaction of the conditions in Clause 5.1, the Buyer and each member of the Buyer’s Group has obtained or satisfied all corporate regulatory and other approvals or any other conditions necessary to execute, and perform its obligations under this Agreement and the Transaction Documents;
10.1.9    the Buyer’s obligations under this Agreement and the Transaction Documents are, or when the relevant document is executed will be, legal, valid and enforceable obligations of the Buyer in accordance with their respective terms;
10.1.10    the execution and delivery of, and the performance by the Buyer of its obligations under, this Agreement and the Transaction Documents, and the consummation of the transactions contemplated under such documents, will not, and is not likely to:
(a)    result in a breach of any provision of the memorandum or articles of association or by-laws or equivalent constitutional documents of the Buyer;
(b)    result in a breach of or constitute a default under, any instrument to which the Buyer is a party or by which the Buyer is bound and which is or is reasonably likely to be material in the context of the transactions contemplated by this Agreement;
(c)    result in a breach of any Law by which the Buyer is bound or submits; or
(d)    save as referred to in Clause 5.1, require the Buyer to obtain any consent or approval of, or give any notice to or make any registration with, any Governmental Entity or other authority which has not been obtained or made at the date hereof both on an unconditional basis and on a basis which cannot be revoked; and
10.1.11    that there is no action, suit, investigation or proceeding pending against, or threatened against or affecting it before any court or arbitrator or any Governmental Entity or other third party which in any manner challenges or seeks to prevent the transactions contemplated by this Agreement.
10.2    The Buyer warrants to each Seller that:
10.2.3    as at the date of this Agreement and at such time which is immediately prior to Completion, the Buyer is not insolvent or unable to pay its debts within the meaning of any Laws relating to insolvency binding upon the Buyer; and
10.2.4    the proceeds under the Buyer’s Financing Agreements and the Buyer’s own cash resources will be sufficient for the purchase of the Securities and the payment of all payments required to be made by the Buyer at Completion under this Agreement and to refinance all financial indebtedness due at Completion.
10.3    The Buyer confirms and undertakes to each Seller that it will not do or fail to do anything, that, in either case: adversely affects the availability or amount of financing under the Buyer’s Financing Agreements to a level that is less than the amount required to satisfy the Buyer’s obligations under this Agreement; releases any provider of financing under the Buyer’s Financing Agreements from its obligations to fund thereunder; adversely impacts its ability to draw down funds under the Buyer’s Financing Agreements; or adversely impacts its ability to enforce its rights against the other parties to the Buyer’s Financing Agreements;

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10.3.3    it will give the Institutional Seller prompt notice of any breach or default of any of the Buyer’s Financing Agreements of which it is actually aware that would reasonably be expected to relieve any debt funding source of its obligation to fund in accordance with the relevant Buyer’s Financing Agreement; and
10.3.4    as at the date hereof, there are no other agreements between the Buyer and any other parties to the Buyer’s Financing Agreements that reduce the availability of the financing under any of the Buyer’s Financing Agreements.
10.4    The Guarantor warrants to each Seller that as at the date of this Agreement and as at Completion:
10.4.1    subject to satisfaction of the conditions in Clause 5.1, the Guarantor has obtained or satisfied all corporate regulatory and other approvals or any other conditions necessary to execute, and perform its obligations under this Agreement and the Transaction Documents;
10.4.2    the Guarantor’s obligations under this Agreement and the Transaction Documents are, or when the relevant document is executed will be, legal, valid and enforceable obligations of the Guarantor in accordance with their respective terms;
10.4.3    the execution and delivery of, and the performance by the Guarantor of its obligations under, this Agreement and the Transaction Documents, and the consummation of the transactions contemplated under such documents, will not, and is not likely to:
(c)    result in a breach of any provision of the memorandum or articles of association or by-laws or equivalent constitutional documents of the Guarantor;
(d)    result in a breach of or constitute a default under, any instrument to which the Guarantor is a party or by which the Guarantor is bound and which is or is reasonably likely to be material in the context of the transactions contemplated by this Agreement;
(e)    result in a breach of any Law by which the Guarantor is bound or submits; or
(f)    save as referred to in Clause 5.1, require the Guarantor to obtain any consent or approval of, or give any notice to or make any registration with, any Governmental Entity or other authority which has not been obtained or made at the date hereof both on an unconditional basis and on a basis which cannot be revoked; and
10.4.4    that there is no action, suit, investigation or proceeding pending against, or threatened against or affecting it before any court or arbitrator or any Governmental Entity or other third party which in any manner challenges or seeks to prevent the transactions contemplated by this Agreement.
10.5    The Guarantor unconditionally and irrevocably undertakes to each of the Sellers:
10.5.3     to procure that the Buyer will fully and promptly perform and discharge all obligations and liabilities of the Buyer including any costs of enforcement of such obligations and liabilities (referred to in this Clause 10.5 as the "Guaranteed Obligations") under or in respect of this Agreement;
10.5.4     that it guarantees as a continuing guarantee to the Sellers the due and punctual performance and observance by the Buyer of the Guaranteed Obligations;
10.5.5     that, if the Buyer fails to do so, it will itself forthwith perform and discharge the Guaranteed Obligations as primary obligor and indemnify the Sellers on demand against all Losses suffered or incurred by or made against the Sellers in connection with or arising out of such failure;
10.5.6    that if and each time the Buyer fails to make any payment to fulfil the Guaranteed Obligations when due, the Guarantor shall on demand (without first requiring the Sellers to first take steps against the Buyer or any other person) pay such amount;

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10.5.7    as a separate and independent stipulation, if any of the Guaranteed Obligations may not be enforceable against the Buyer for any reason whatsoever (other than an express provision of this Agreement), the Guaranteed Obligations may be enforced against and recoverable from the Guarantor as though the same had been incurred by it;
10.5.8    immediately following the Buyer Registration Effective Date, to deliver a deed (the “Buyer Registration Deed”) in a form acceptable to the Institutional Seller, acting reasonably, to the Sellers confirming that the obligations of the Buyer as envisaged by Clause 10.6.2 shall, for the purposes of this Clause 10.5, constitute “Guaranteed Obligations” following the Buyer Registration Effective Date, notwithstanding that the incorporation of the Buyer had not been completed and remained subject to its registration with the Italian Companies Register as at the date of this Agreement; and
10.5.9    to pay (or to procure that the Buyer will pay) the consideration payable to the Sellers pursuant to Clause 3 and to carry out (or to procure that the Buyer carries out) all obligations due to be carried out by the Buyer prior to or at Completion pursuant to, and as set out in, this Agreement.
10.6    The Guarantor undertakes to:
10.6.1    register the Deed of Incorporation at the Italian Companies Register; and
10.6.2    procure that the Buyer (i) ratifies and approves all actions taken by the Buyer Incorporation Director; and (ii) ratifies and approves the entry by the Buyer into this Agreement; and (iii) accepts all obligations on the Buyer under this Agreement on a several basis (and not joint and several with the Buyer Incorporation Director).
10.7    The liability of the Guarantor under Clause 10.5 shall not be limited, discharged or otherwise affected by the invalidity, unenforceability or frustration of any of the Guaranteed Obligations, by any lack of capacity or lack or misuse of authority on the part of the Buyer or its officers, by the liquidation, administration or dissolution of the Buyer or the disclaimer of any of the Guaranteed Obligations, by any variation or termination of any of the Guaranteed Obligations or by any other fact or circumstance which would or might (but for this provision) limit, discharge or otherwise affect the liability of the Guarantor.
10.8    The Guarantor hereby agrees that payment or performance by the Guarantor of its Guaranteed Obligations under this Agreement may be enforced upon demand by the Sellers, such Guarantor expressly waiving to the fullest extent permitted by Law any right it may have to require the Sellers to: (i) prosecute collection or seek to enforce or resort to any remedies against the Buyer or any other guarantor of the Guaranteed Obligations; or (ii) seek to enforce or resort to any remedies with respect to any security interests, or encumbrances granted to the Buyer or any remedies with respect to any other guarantor or any other person on account of the Guaranteed Obligations or any guaranty thereof.
10.9    The obligations of the Guarantor under Clause 10.5 are continuing obligations and shall remain in full force and effect so long as any of the Guaranteed Obligations has yet to be fully performed or discharged.

11.    Tax-Related Deferred Consideration
11.1    On the date falling four years following the Completion Date (the “Tax Cut-Off Date”), the Buyer shall pay to each Seller its or his Proportionate Share of the amount (if any) by which the Tax Refund (whether cash refund or credit against Tax payable), actually received by the Group Companies as at the Tax Cut-Off Date exceeds the amount of the aggregate of all Crystallised Tax Claim Amounts, save to the extent that an amount representing all or part of the Tax Refund has been paid or is payable to any person (other than a Group Company) under the 2013 SPA or otherwise. No amount can be claimed under this Clause 11 from any Seller if the Crystallised Tax Claim Amount exceeds the Tax Refund.
11.2    The Buyer undertakes to the Sellers to use best endeavours to ensure that all of the Tax Refund is made available to a Group Company as soon as possible following Completion and undertakes to the Sellers that it will take no action or omit to take action, and that it will procure that no Group Company takes action or omits to take action, which prejudices the ability of a Group Company to obtain the Tax Refund in full. To this end, the Buyer shall provide to the Sellers a copy of any relevant decision or communication received from any Tax Authority that relates to any Tax Refund granted (or denied) in respect of any Group Company.
11.3    For the purposes of this Clause 11:

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11.3.5    “Tax Refund” means any amount or amounts (such amounts in aggregate not exceeding €1,867,000, plus accrued interest at the applicable rate) paid by a Tax Authority and received by any Group Company in the period from the Locked Box Date and in respect of the IRES refund claim filed for the Tax periods from 2007 to 2011 on the basis of Decree Law 16/2012 (such claim being for an amount of €1,186,000, plus accrued interest) and the IRES refund claim filed for Tax period 2009 concerning an IRES overpayment on interest rate swaps (such claim being for an amount of €681,000, plus accrued interest) minus all costs incurred by the Buyer or any Group Company in pursuing such Tax Refund;
11.3.6    “Crystallised Tax Claim Amount” means the aggregate amounts paid by a Group Company in respect of any or all of the following Tax liabilities in the period from the Locked Box Date and on or before the Tax Cut-Off Date, plus all costs incurred by the Buyer or any Group Company in connection with any action carried out pursuant to Clause 11.4 :
(e)    Tax liability of any Group Company which arises in connection with or as a result of: (a) the loss, disallowance or clawback of any deduction for interest expenses accrued by Rhiag IAP Italia S.p.A. in any Tax periods from 2007 to 2013; or (b) the failure by Rhiag IAP Italia S.p.A. to re-charge accrued interest expenses to Lanchester SA giving rise to unreported revenues in any Tax periods from 2007 to 2013 (except to the extent that a Group Company has received a payment from the Escrow Account (as defined in the 2013 SPA) in accordance with clauses 8.4 and 8.5 of the 2013 SPA in respect of the specific Tax liability);
(f)    Tax liability of any Group Company which arises in connection with or as a result of any unpaid withholding tax due by IAP on interest expenses accrued on a deemed IBLOR loan in respect of any Tax period up to 2013 (except to the extent that a Group Company has received a payment from the Escrow Account (as defined in the 2013 SPA) in accordance with clauses 8.4 and 8.5 of the 2013 SPA in respect of the specific Tax liability);
(g)    Tax liability of any Group Company which arises in connection with or as a result of the application of the Italian transfer-pricing regime to transactions (and documentation relating to such transactions) entered into by Bertolotti S.p.A. with ELIT CZ, spol. s r.o., Elit Ukraine Ltd. and Elit Romania S.r.l. in the Tax period 2012; and
(h)    Tax liability of any Group Company which arises in connection with or as a result of any claims for interest deductions or notional interest deductions (the latter being known as “Aiuto alla Crescita Economica - ACE”) by reference to amounts invested or loaned by the Institutional Seller to a Group Company not being validly made, or otherwise being disallowed by any Tax Authority.
11.4    The Buyer undertakes to the Sellers that it will use best endeavours to dispute any Tax claim in respect of the items referred to in the above definition of Crystallised Tax Claim Amount and shall file all Tax Returns on the basis that no such Tax is payable, provided that in each case doing so is in accordance with applicable Laws.

12.    Senior Management Sellers’ Representative
The Senior Management Sellers’ Representative shall be entitled to carry out the functions expressly conferred on him by this Agreement in accordance with the provisions of Schedule 5.

13.    Post Completion Undertakings
13.1    The Buyer acknowledges that a Seller may need access from time to time after Completion to certain accounting, Tax and other records and information held by the members of the Group to the extent such records and information pertain to events occurring prior to Completion for the purpose of (i) filing his or its Tax Returns or dealing with the relevant Tax Authority in respect of such returns or (ii) complying with applicable Law or (iii) in the case of the Institutional Seller fund reporting or compliance or fund raising, and, accordingly, the Buyer agrees that it shall cause each Group Company to:
13.1.7    properly retain and maintain such records until the date that is seven years after Completion;
13.1.8    subject to entering into customary confidentiality agreements with the Group and subject to the need to preserve any applicable privilege, upon being given reasonable notice by the relevant Seller and subject to that Seller giving such undertaking as to confidentiality as the Buyer shall reasonably require, allow that Seller and its respective officers, employees,

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agents, auditors and representatives, to (i) inspect, review and make copies of such records and information for and only to the extent necessary for the purposes described in Clause 13.1 and (ii) be given reasonable access to any employee, officer, adviser or premises of any of the Group Companies (and within five Business Days of a written request for such reasonable access), in each case, in a manner so as not to interfere with the normal business operations of the Group, during normal working hours and at the expense of the relevant Seller.
13.2    For a period of five years following Completion, the Buyer shall cause (in so far as it is able to do so) the Company and each other member of the Group to maintain “run-off” policies of directors’ and officers’ liability insurance covering each person who was a director or other officer of the Company and any other relevant member of the Group (as applicable) immediately prior to Completion in respect of claims arising from facts or events that occurred on or prior to Completion on terms that are not less advantageous to the insured parties than those contained in the policies of directors’ and officers’ liability insurance in effect immediately prior to Completion (and disclosed to the Buyer in the Data Room), provided that the cost of such “run-off” policies shall be first approved by the Institutional Seller and the Senior Management Sellers’ Representative and included in the Approved Company Adviser Fee Schedule so that it is ultimately borne by the Sellers although the Buyer shall procure that the cost is paid.
13.3    The Buyer:
13.3.3    shall procure that shareholders’ meetings of the Company, Rhiag Group S.p.A., Rhino Bondco S.p.A., Rhino Bidco S.p.A., Rhiag IAP Italia S.p.A., Bertolotti S.p.A., Rhiag Engineering S.r.l. and Era S.p.A. and such other Subsidiaries as the Institutional Seller and the Senior Management Sellers’ Representative may indicate in writing to the Buyer at least 5 Business Days prior to Completion are validly held at the Completion Date to resolve on the release (to the maximum extent allowed under applicable Law) of the Investor Directors and all other persons who are or have been directors of a Group Company and statutory auditors of the above mentioned companies and applicable Subsidiaries from any and all liabilities arising out of their activities and functions carried out as directors and/or statutory auditors, as the case may be, for the entire period of their office and until the Completion Date;
13.3.4    shall not promote, approve or pass a resolution for a responsibility action vis-à-vis the Investor Directors or any other person who is or has been a director of a Group Company and statutory auditors of the above mentioned companies and applicable Subsidiaries, for the period of their office and until the Completion Date; and
13.3.5    shall not promote any action vis-à-vis the Investor Directors or any other person who is or has been a director of a Group Company and statutory auditors of the above mentioned companies and applicable Subsidiaries, for the period of their office and until the Completion Date, in its quality of shareholder, in each case with the exception of those directors’ or auditors’ actions or omissions due to their fraud or fraudulent misrepresentation.
13.4    The Sellers shall procure that shareholders’ meetings of the Company, Rhiag Group S.p.A., Rhino Bondco S.p.A., Rhino Bidco S.p.A., Rhiag IAP Italia S.p.A., Bertolotti S.p.A., Rhiag Engineering S.r.l. and Era S.p.A., and all Group Companies incorporated outside Italy which are direct or indirect Subsidiaries of Rhino Bondco S.p.A. for which a similar resolution at a shareholders' meeting is in compliance with or admissible under the applicable Laws, are validly convened and held on the Completion Date to resolve on the actions set forth under this Clause 13.
13.5    The Institutional Seller undertakes that it shall not at any time during the period of twelve months after the Completion Date, for itself or for or through any other person employ or engage or seek to entice away from the employment or engagement of any Group Company Messr Luca Zacchetti or Aldo Carrabino.

14.    Confidential Information
14.1    Subject to Clause 14.2 and Clause 15, each Seller undertakes to the Buyer, (and for this purpose, the Buyer is acting for itself and as agent and trustee for each Group Company), and the Buyer undertakes to each Seller, that it shall (and, in the case of the Buyer, that it will procure that each member of the Buyer’s Group shall and in the case of each Seller, that it will procure that each of its Affiliates shall) treat as confidential all information received or obtained which relates to:

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14.1.10    the other party and, where that other party is a Seller, the Seller and its Affiliates (other than any Group Company) and where that other party is the Buyer, the Buyer’s Group;
14.1.11    the existence, provisions or the subject matter of this Agreement, any Transaction Document or the transactions contemplated thereby and any claim or potential claim thereunder;
14.1.12    the negotiations relating to this Agreement or any documents referred to herein; or
14.1.13    with respect to the undertakings of the Sellers, any other confidential information relating to the Group.
14.2    Clause 14.1 does not apply to disclosure of any such information as is referred to in Clause 14.1:
14.2.6    which is required to be disclosed by applicable Law, by a rule of a listing authority or stock exchange to which any party is subject or submits or by a Governmental Entity or Tax Authority, whether or not the requirement has the force of law, provided that the disclosure shall be made only to the extent required and, so far as is reasonably practicable, be made after consultation with the other parties and after taking into account the other parties’ reasonable requirements as to its timing, content and manner of making or dispatch;
14.2.7    to the minimum extent required for any judicial proceedings arising out of any Transaction Document;
14.2.8    to an adviser for the purposes of advising in connection with the Transaction or a Transaction Document provided that such disclosure is on a need to know basis for these purposes and is on the basis that the recipient is bound to the disclosing party by a duty of confidentiality in respect of any information so disclosed;
14.2.9    to any direct or indirect or prospective investors in any fund managed or advised by Apax Partners LLP or managed by Apax Guernsey (Holdco) PCC Limited or an Affiliate, provided that such disclosure is made for the purposes of reporting to those investors or prospective investors and is on the basis that such investors or prospective investors are bound to the disclosing party by a duty of confidentiality in respect of any information so disclosed on terms reflecting this Clause 14 or, in relation to one-on-one meetings with any prospective investor, if such disclosure is accompanied by a statement (which shall be clearly marked on any non-oral disclosure) that such disclosure is made on the understanding that the information shall remain confidential on terms reflecting this Clause 14;
14.2.10    to a director, officer or employee of the Buyer or any Seller whose function requires him to have the relevant confidential information;
14.2.11    to the auditor of any Seller or any Affiliate of any Seller;
14.2.12    to the extent that the information has been made public by, or with the consent of, the other party;
14.2.13    to any bank or financial institution (or their respective Affiliates or respective officers, directors, employees, legal counsel or other advisors of the foregoing) providing, or potentially providing, finance to the Buyer in connection with the Transaction provided that such disclosure is on a need to know basis for these purposes and is on the basis that the recipient is bound to the disclosing party by a duty of confidentiality in respect of any information so disclosed on terms reflecting this Clause 14;
14.2.14    to any member of the Buyer’s Group or to the current or prospective equity owners thereof provided that such disclosure is on the basis that the recipient is bound to the disclosing party by a duty of confidentiality in respect of any information so disclosed on terms reflecting this Clause 14; or
14.2.15    which (i) is in, or has entered into, the public domain (other than as a direct or indirect consequence of a breach of this Agreement by the disclosing party or by any of the disclosing party’s partners, members, directors, officers, employees, legal counsel or advisers, or which the disclosing party knows (or ought reasonably to have known) to have been disclosed in breach of any duty of confidentiality); or (ii) is disclosed to the disclosing party on a non-confidential basis by a third party that, as far as the disclosing party is aware, does not owe any duty of confidentiality to the other party or its Affiliates.

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14.3    The provisions of this Clause 14 shall continue to apply after the termination of this Agreement and/or Completion without limit in time.

15.    Announcements
15.1    Subject to Clause 15.2 and except as otherwise required by Law, no party may, before or after Completion, make or send a public announcement, communication or circular concerning the Transaction unless it has first obtained the prior written consent of the Buyer, the Institutional Seller and the Senior Management Sellers’ Representative, which may not be unreasonably withheld.
15.2    Clause 15.1 does not apply to (a) any Press Release or (b) a public announcement, communication or circular:
15.2.1    if and to the extent required by applicable Law, by a rule of a listing authority or stock exchange to which any party is subject or submits or by a Governmental Entity, in each case whether or not the requirement has the force of law (including, whether or not legally required, the proposed announcement by Rhiag Group S.p.A. that it will not be proceeding with its initial public offering and admission to trading on the Milan Borsa);
15.2.2    made or sent by the Buyer after Completion to employees or to a financier, customer, client or supplier of a Group Company informing it of the Buyer’s purchase of the Securities;
15.2.3    by the Institutional Seller after Completion which refers to the Institutional Seller’s interest in Securities, the disposal of the Securities and the acquisition cost and disposal proceeds in relation to those Securities including the relationship between the two or any other matter that is consistent with the information set forth in any Press Release; or
15.2.4    by the Buyer after Completion which refers to the acquisition of the Group by the Buyer or any other matter that is consistent with the information set forth in any Press Release.
15.3    The provisions of this Clause 15 shall continue to apply after the termination of this Agreement and/or Completion without limit in time.

16.    Costs and Expenses
16.1    Except where this Agreement provides otherwise, each party shall pay its own costs relating to the negotiation, preparation, execution and performance by it of this Agreement and of each document referred to in it.
16.2    Without prejudice to Clause 16.1, the Buyer shall pay any stamp duty, transfer tax or notarial fees in any jurisdiction payable in respect of the transfer of the Securities pursuant to this Agreement.
16.3    The Buyer shall procure that a Group Company pays the Approved Company Adviser Fees in accordance with Clause 8.2.3.
16.4    The Institutional Seller shall pay the Approved Shareholder Adviser Fees to the relevant Advisers out of the sum received by it under Clause 3.2(d).

17.    Variation
A variation of this Agreement is valid only if it is in writing and signed by or on behalf of the parties and expressed to be a variation of this Agreement.

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18.    Remedies and Waivers
18.1    No delay or omission on the part of any party to this Agreement in exercising any right, power or remedy provided by this Agreement or by Law shall impair or constitute a waiver of such right, power or remedy or an impairment of or a waiver of other rights, powers or remedies. No single or partial exercise of a right, power or remedy provided by this Agreement or by Law prevents further exercise of that right, power or remedy or, save as otherwise provided in this Agreement, the exercise of any other right, power or remedy. The rights and remedies provided under this Agreement are cumulative and are not exclusive of any rights and remedies provided by Law or otherwise.
18.2    The parties agree that a party may only waive its rights, powers, remedies and obligations under this Agreement by notice in writing of such waiver, which may be given subject to such conditions as the grantor may in its absolute discretion decide. Any such waiver (unless otherwise specified) shall only be a waiver in the particular instance and for the particular purpose for which it was given and shall not operate as a waiver of any subsequent breach.

19.    Effect of Completion
Except to the extent that they have been performed and except where this Agreement provides otherwise, the Warranties, covenants, undertakings and other obligations contained in this Agreement shall remain in full force and effect after Completion.

20.    Payments
20.1    Any payments made pursuant to this Agreement shall be effected by crediting for same day value the account specified by the relevant Seller or the Buyer (as the case may be) reasonably in advance and in sufficient detail to enable payment by telegraphic or other electronic means to be effected on the due date for payment.
20.2    If a party fails to pay a sum due from it under this Agreement on the due date of payment in accordance with the provisions of this Agreement, that party shall pay interest on the overdue sum from (and including) the due date of payment until (but excluding) the date on which its obligation to pay the sum is discharged (after as well as before judgment) at the Default Rate.
20.3    Any payment made by a Seller to the Buyer (or vice versa) in respect of any claim for indemnity, compensation or reimbursement under this Agreement (whether as damages for breach, or otherwise, shall, to the extent possible, be deemed to reduce or increase (as applicable) the consideration paid for the Securities sold by that Seller.
20.4    All sums payable under this Agreement shall be paid free and clear of all deductions or withholdings whatsoever, save only as may be required by Law. If a payor is required by Law to make a deduction or withholding for or on account of Tax from any such payment (a “Tax Deduction”), that payor shall make that Tax Deduction and any payment required to be made to the relevant Tax Authority in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.
20.5    If a Tax Deduction is made pursuant to Clause 20.4 in connection with a sum paid by the Sellers pursuant to a Warranty Claim, or if any sum paid or payable by the Sellers pursuant to a Warranty Claim is or will be chargeable to Tax in the hands of the payee (ignoring any Tax reliefs available to the payee), then the Sellers shall pay such additional amount as will ensure that the total amount received, net of the Tax Deduction or the Tax chargeable on such amount as the case may be, is equal to the amount that would otherwise be payable in relation to that Warranty Claim, provided that the total aggregate amount payable taking into account any additional amount paid by the Sellers pursuant to this Clause 20.5 shall not exceed the aggregate cap on liability applicable to the relevant Warranty to which the Warranty Claim relates and any such additional payment due under this Clause 20.5 shall be funded solely from the Escrow Account without recourse to the Sellers (and for the purposes of this Clause 20.5 “paid” shall include any amounts funded from the Escrow Account).

21.    Set-Off

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Save as otherwise provided herein, or in circumstances where the Buyer seeks to set-off the amount of a claim against the Seller (or any of them) which has been accepted in writing by the relevant Seller(s), or has been determined by a final and non-appealable court judgment or arbitral award (as the case may be), any payment to be made by any party under this Agreement or any Transaction Document shall be made in full without any set-off, restriction, condition or deduction for or on account of any counterclaim.

22.    Invalidity
22.1    Each of the provisions of this Agreement is severable. If at any time any provision of this Agreement is held to be, or to have become, illegal, invalid or unenforceable in any respect under any Law, such provision shall to that extent be deemed not to form part of this Agreement and that shall not affect or impair:
(a)    the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or
(b)    the legality, validity or enforceability under the Law of any other jurisdiction of that or any other provision of this Agreement, and provided that the fundamental relations between the parties are not materially altered, the parties shall use all reasonable efforts to replace it in that respect with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.

23.    Contracts (Rights of Third Parties) Act 1999
Except for those persons set out in Clauses 8.4, 9.3 and 25.3, who shall be entitled to enforce the terms of and rely on the rights granted by such respective clauses, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from the Contracts (Rights of Third Parties) Act 1999.

24.    Further Assurances
24.1    At all times after the date of this Agreement, each Seller shall (in respect of the Securities held by it only), at the cost of the Buyer, execute and do (or procure to be executed and done by any other necessary party) all such deeds, documents acts and things as may be required by Law or as the Buyer from time to time reasonably require in order to vest any of the Securities in the Buyer.
24.2    For so long after Completion as any Seller or any nominee of it remains the registered holder of any Security, it shall hold (or direct the relevant nominee to hold) that Security and any distributions, property and rights deriving from it in trust for the Buyer and shall deal with that Security and any distributions, property and rights deriving from it as the Buyer directs; in particular, the Seller shall exercise all voting rights as the Buyer directs or shall execute an instrument of proxy or other document which enables the Buyer or its representative to attend and vote at any meeting of the Company.
24.3    Notwithstanding Clause 5.1, if and to the extent Completion is permissible pursuant to Clause 5.1.2 and regulatory clearance has been obtained from (or the relevant waiting period has expired in relation to) the European Commission pursuant to Clause 5.1.1 but the Transaction has not received clearance from any other Competent Antitrust Authority, without prejudice to the Buyer’s obligations under Clause 5.2 and the Sellers’ obligations under Clause 5.3, with effect from 30 days after regulatory clearance has been obtained from (or the relevant waiting period has expired in relation to) the European Commission, the parties shall use reasonable endeavours (subject to the cost cap set out in this Clause 24.3) to put in place the necessary arrangements in relation to any Group Companies incorporated in jurisdictions still subject to regulatory review, to the effect that such Group Companies can be provisionally excluded from the consummation of the Transaction until such consummation is permitted by the Competent Antitrust Authority, and to proceed to Completion in respect of the remainder of the Group provided that such arrangements are structured without the cost to the Buyer’s Group or the Group exceeding €2,500,000 in aggregate (excluding for this purpose the payment of consideration for the Securities under this Agreement). The foregoing shall not affect the Buyer's obligation to pay the full amount of the consideration payable pursuant to Clause 3. In the event that the parties proceed to Completion pursuant to the arrangements set out in this Clause 24.3, then Clause 5.6 shall not apply.

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25.    Entire Agreement
In this Clause 25, the following definition applies:
“Representation” means any representation, statement, assurance, covenant, undertaking, warranty, promise, forecast, indemnity, guarantee or commitment (whether contractual or otherwise and whether or not in writing).
25.1    This Agreement and the Transaction Documents constitute the entire agreement between the Sellers and the Buyer and the Guarantor relating to the subject matter thereof at the date hereof to the exclusion of any terms implied by Law which may be excluded by contract and supersede and extinguish any previous or contemporaneous agreement, term sheet, draft or undertaking of any nature whatsoever between the parties relating to the subject matter of this Agreement and the Transaction Documents, whether or not in writing.
25.2    The Buyer and the Guarantor acknowledge and agrees that no Seller makes any Representation as to the accuracy of the forecasts, estimates, projections, statements of intent or statements of honestly held opinion provided to the Buyer or the Guarantor (howsoever provided) on or prior to the date of this Agreement, including, without limitation, in the Data Room or in the documents provided to the Buyer or the Guarantor or its advisers in the course of the Guarantor’s due diligence exercise.
25.3    Subject to Clause 25.5, each of the Buyer and the Guarantor acknowledges and represents that it has not entered into this Agreement or any Transaction Document or any other agreement or document referred to herein in reliance on (or been induced to do so by) any Representation of any kind whatsoever (other than the warranties in Clauses 4.1 and 9.1 and Schedule 6) and, for the avoidance of doubt, acknowledges that it shall not be entitled to, and undertakes that it will not, bring any claims in relation to any Representation made (other than the warranties in Clauses 4.1 and 9.1 and Schedule 6), or information provided, by or on behalf of any Seller or any of its Affiliates (including in the case of the Institutional Seller, Apax Partners LLP and Apax Guernsey (Holdco) PCC Limited and its Affiliates), any Group Company, or any of their respective directors, officers, partners, employees, advisers or representatives (the “Unwarranted Information”). Accordingly, no such person shall have any liability to the Buyer or the Guarantor or any member of the Buyer’s Group, and subject to Clause 25.5, each of the Buyer and the Guarantor undertakes not to, and undertakes to procure that no member of the Buyer’s Group shall, bring any claim or action against any Seller or any such other person in respect of the Unwarranted Information, including, without limitation, in the event that such Unwarranted Information is, is alleged to be or becomes inaccurate, incomplete or misleading. For the avoidance of doubt, this Clause 25.3 is subject to Clause 25.5. For the avoidance of doubt, and except as expressly agreed otherwise in writing by the relevant adviser, the Buyer hereby acknowledges that the Sellers’ advisers will not be responsible to anyone other than the Sellers in relation to the Transaction.
25.4    So far as is permitted by Law and except in the case of fraud or fraudulent misrepresentation, each of the Sellers and the Buyer and the Guarantor agrees and acknowledges that its only right and remedy in relation to any Representation made or given in connection with this Agreement shall be for breach of the terms of this Agreement to the exclusion of all other rights and remedies (including those in tort or arising under statute).
25.5    Nothing in this Agreement shall have the effect of excluding, limiting or restricting any liability or remedy arising as a result of any fraud or fraudulent misrepresentation.

26.    Assignment
26.1    Subject to Clauses 26.2 and 26.3, none of the parties shall assign, transfer, charge, declare a trust of the benefit of or in any other way alienate any of its rights under this Agreement whether in whole or in part, save with the prior written consent of the other parties to this Agreement.
26.2    The Buyer or any member of the Buyer’s Group may charge and/or assign the benefit of this Agreement to any person providing debt financing and/or hedging facilities to the Buyer or any member of the Buyer’s Group, to any security agent or any person or persons acting as trustee, nominee or agent for any such person by way of security for the facilities being made or to be made available to the Buyer or member of the Buyer’s Group and any such person, security agent, trustee, nominee or agent may also, in the event of enforcement of such security in accordance with its terms, assign the benefit of such obligations

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and rights to a Buyer or assignee who acquires the Company or all or part of its business from that person, security agent, trustee, nominee or agent (or receiver appointed by any of them).
26.3    The Buyer shall be entitled to assign in whole or in part the benefit of or its rights under this Agreement at any time to any member of the Buyer’s Group to whom the Buyer transfers any Securities. However, the Buyer shall procure that any such member to whom it assigns any of its rights under this Agreement shall assign such rights back to the Buyer immediately prior to it ceasing to be a member of the Buyer’s Group (failing which the relevant rights shall cease to be enforceable).
26.4    No Seller shall be under any greater obligation or liability as a result of any assignment, charging or other dealing permitted by Clause 26.2 or Clause 26.3 than if such assignment charging or other dealing had never occurred and that the amount of Loss or damage recoverable by the assignee shall not exceed the amount calculated as if that person had been originally named as the Buyer in this Agreement (and, in particular, shall not exceed the sum which would, but for such assignment, have been recoverable hereunder by the Buyer in respect of the relevant fact, matter or circumstance).

27.    Notices
27.1    A notice or other communication under or in connection with this Agreement (a “Notice”) shall be:
27.1.1    in writing;
27.1.2    in the English language; and
27.1.3    sent by prepaid recorded or special delivery post (or by an internationally recognised next-day courier service if sent internationally) to the party due to receive the Notice to the address set out in Clause 27.7.
27.2    Unless there is evidence that it was received earlier, a Notice is deemed given if:
27.2.1    if delivered by hand, on the date of delivery;
27.2.2    if sent by prepaid recorded or special delivery post within the same country, on the second Business Day after the date of posting; and
27.2.3    if sent by an internationally recognised next-day courier service, on the second Business Day following the date of despatch.
27.3    In proving the giving of a notice, it will be sufficient to show:
27.3.1    in the case of a notice delivered by hand, that delivery was made; or
27.3.2    in the case of a notice sent by prepaid recorded or special delivery post, that the envelope containing the notice was properly addressed and posted in accordance with Clause 27.1; or
27.3.3    in the case of recognised international courier, that the envelope containing the notice was delivered to the courier and receipt given.
27.4    Any party may from time to time notify the others of any other person or address for the receipt of notices or copy notices. Any such change shall take effect five Business Days after notice of the change is received or (if later) on the date (if any) specified in the notice as the date on which the change is to take place.
27.5    Any notice, consent or other communication given in accordance with Clause 27.1 and received after 5:30 p.m. (local time) on a Business Day, or on any day which is not a Business Day, shall for the purposes of this Agreement be regarded as received on the next Business Day.

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27.6    The provisions of Clause 27.1 shall not apply in relation to the service of process in any legal proceedings arising out of or in connection with this Agreement.
27.7    The address referred to in Clause 27.1.3 is:

Name of party	Address
Institutional Seller	Rhino EquityCo. Limited 33 Jermyn Street London SW1Y 6DN For the attention of: Frank Ehmer
with copy (which shall not constitute notice) to:	Simpson Thacher & Bartlett LLP Citypoint, One Ropemaker Street London, EC2Y 9HU For the attention of: Derek Baird
Senior Management Sellers	Luca Zacchetti c/o Studio Legale Galbiati, Sacchi e Associati Via Durini 24 2012 Milan Italy For the attention of Luca Zacchetti
with copy (which shall not constitute notice) to:	Studio Legale Galbiati, Sacchi e Associati Via Durini 24 20122 Milan Italy For the attention of: Maurizio Galbiati and Aldo Sacchi
The Buyer	LKQ Corporation, 500 West Madison Street, Suite 2800, Chicago IL 60661 USA For the attention of: General Counsel
with copy (which shall not constitute notice) to:	K&L Gates LLP, One New Change, London EC4M 9AF For the attention of: Jeremy Davis
The Guarantor	LKQ Corporation, 500 West Madison Street, Suite 2800, Chicago IL 60661 USA For the attention of: General Counsel
with copy (which shall not constitute notice) to:	K&L Gates LLP, One New Change, London EC4M 9AF For the attention of: Jeremy Davis

28.    Governing Law and Jurisdiction
28.1    This Agreement and any other Transaction Documents and any non-contractual obligations arising out of or in connection with them shall, except as expressly provided otherwise, be governed by and construed in accordance with English law.
28.2    The parties irrevocably agree that the courts of England are to have exclusive jurisdiction to settle any dispute relating to, or which may arise out of or in connection with, this Agreement and the documents to be entered into pursuant to it, including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity and

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that accordingly any proceedings arising out of or in connection with this Agreement and the documents to be entered into pursuant to it shall be brought in such courts.
28.3    The parties irrevocably submit to the exclusive jurisdiction of the courts of England and waive any objection to proceedings in any such court on the ground of venue or the ground that proceedings have been brought in an inconvenient forum.

29.    Counterparts
This Agreement may be executed in any number of counterparts, all of which together evidence the same agreement. A Seller and the Buyer and the Guarantor may enter into this Agreement by executing any such counterpart but this Agreement shall not be effective until all parties have executed at least one counterpart. Each counterpart shall be deemed an original and all counterparts shall together constitute a single agreement.

30.    Agent for Service
30.1    Each of the Senior Management Sellers irrevocably appoints Apax WW Nominees Limited to be its agent for the receipt of service of process in England and Wales and agrees that any claim form, notice or other document relating to any suit, action or proceeding in England and Wales arising out of or in connection with this Agreement and the documents entered into pursuant to this Agreement (a “Process Document”) may be effectively served on the Senior Management Sellers by service on Apax WW Nominees Limited.
30.2    Each of the Buyer and Guarantor irrevocably appoints Euro Car Parts Limited to be its agent for the receipt of service of process in England and Wales and agrees that any Process Document may be effectively served on it by service on Euro Car Parts Limited.
30.3    A Process Document shall be deemed to have been duly served pursuant to Clause 30.1 if delivered by hand or by courier to Apax WW Nominees Limited, 33 Jermyn Street, London, SW1Y 6DN and shall be deemed to have been received by Apax WW Nominees Limited if delivered by hand or by courier, at the time of delivery.
30.4    A Process Document shall be deemed to have been duly served pursuant to Clause 30.2 if delivered by hand or by courier to Euro Car Parts Limited (FAO the Head of Legal), Fulton Road, Wembley Industrial Estate, Wembley, Middlesex HA9 0TF and shall be deemed to have been received by Euro Car Parts Limited if delivered by hand or by courier, at the time of delivery.

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IN WITNESS WHEREOF this Agreement has been executed as a deed and is delivered as a deed on the date first stated at the beginning.

EXECUTED and DELIVERED as a DEED by RHINO EQUITY CO. LIMITED

Acting by:

…Hafiz Chagani…………………	………/s/ Hafiz Chagani……………
Director name	Director signature

In the presence of:

……Safia Karim…………	………/s/ Safia Karim………………
Witness name	Witness signature

Witness address:

……202 - 1420 Parkway Blvd…
………Coquitlam B.C.………
…………V3E 3J6…………

Witness occupation:

…Teacher……………

EXECUTED and DELIVERED as a DEED by ALDO CARRABINO, acting as attorney on behalf of LUCA ZACCHETTI	………/s/ Aldo Carrabino…
Signature

In the presence of:

……Matteo Marco Cremascoli....	……/s/ Matteo Marco Cremascoli……………
Witness name	Witness signature

Witness address:

……Via Durini 24…………
……20122 Milan…
………Italy………………………

Witness occupation:

……Lawyer………………

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EXECUTED and DELIVERED as a DEED by ALDO CARRABINO, acting as attorney on behalf of LUCA ZACCHETTI	………/s/ Aldo Carrabino…
Signature

In the presence of:

……Matteo Marco Cremascoli....	……/s/ Matteo Marco Cremascoli……………
Witness name	Witness signature

Witness address:

……Via Durini 24…………
……20122 Milan…
………Italy………………………

Witness occupation:

……Lawyer………………

EXECUTED and DELIVERED as a DEED by ALDO CARRABINO, acting as attorney on behalf of WALTER COLETTA	………/s/ Aldo Carrabino…
Signature

In the presence of:

……Matteo Marco Cremascoli....	……/s/ Matteo Marco Cremascoli……………
Witness name	Witness signature

Witness address:

……Via Durini 24…………
……20122 Milan…
………Italy………………………

Witness occupation:

……Lawyer………………

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EXECUTED and DELIVERED as a DEED by ALDO CARRABINO, acting as attorney on behalf of ADRIANO CERUTI	………/s/ Aldo Carrabino…
Signature

In the presence of:

……Matteo Marco Cremascoli....	……/s/ Matteo Marco Cremascoli……………
Witness name	Witness signature

Witness address:

……Via Durini 24…………
……20122 Milan…
………Italy………………………

Witness occupation:

……Lawyer………………

EXECUTED and DELIVERED as a DEED by ALDO CARRABINO, acting as attorney on behalf of FERDINANDO IMHOF	………/s/ Aldo Carrabino…
Signature

In the presence of:

……Matteo Marco Cremascoli....	……/s/ Matteo Marco Cremascoli……………
Witness name	Witness signature

Witness address:

……Via Durini 24…………
……20122 Milan…
………Italy………………………

Witness occupation:

……Lawyer………………

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EXECUTED and DELIVERED as a DEED by ALDO CARRABINO, acting as attorney on behalf of PAOLO VUILLERMIN	………/s/ Aldo Carrabino…
Signature

In the presence of:

……Matteo Marco Cremascoli....	……/s/ Matteo Marco Cremascoli……………
Witness name	Witness signature

Witness address:

……Via Durini 24…………
……20122 Milan…
………Italy………………………

Witness occupation:

……Lawyer………………

EXECUTED and DELIVERED as a DEED by ALDO CARRABINO, acting as attorney on behalf of PAOLO APPENDINO	………/s/ Aldo Carrabino…
Signature

In the presence of:

……Matteo Marco Cremascoli....	……/s/ Matteo Marco Cremascoli……………
Witness name	Witness signature

Witness address:

……Via Durini 24…………
……20122 Milan…
………Italy………………………

Witness occupation:

……Lawyer………………

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EXECUTED and DELIVERED as a DEED by ALDO CARRABINO, acting as attorney on behalf of MASSIMO DEPERTRIS	………/s/ Aldo Carrabino…
Signature

In the presence of:

……Matteo Marco Cremascoli....	……/s/ Matteo Marco Cremascoli……………
Witness name	Witness signature

Witness address:

……Via Durini 24…………
……20122 Milan…
………Italy………………………

Witness occupation:

……Lawyer………………

EXECUTED and DELIVERED as a DEED by ALDO CARRABINO, acting as attorney on behalf of OLEKSANDR NIKOLENKO	………/s/ Aldo Carrabino…
Signature

In the presence of:

……Matteo Marco Cremascoli....	……/s/ Matteo Marco Cremascoli……………
Witness name	Witness signature

Witness address:

……Via Durini 24…………
……20122 Milan…
………Italy………………………

Witness occupation:

……Lawyer………………

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EXECUTED and DELIVERED as a DEED by ALDO CARRABINO, acting as attorney on behalf of JIRI NOVAK	………/s/ Aldo Carrabino…
Signature

In the presence of:

……Matteo Marco Cremascoli....	……/s/ Matteo Marco Cremascoli……………
Witness name	Witness signature

Witness address:

……Via Durini 24…………
……20122 Milan…
………Italy………………………

Witness occupation:

……Lawyer………………

EXECUTED and DELIVERED as a DEED by ALDO CARRABINO, acting as attorney on behalf of LUKAS VYDRA	………/s/ Aldo Carrabino…
Signature

In the presence of:

……Matteo Marco Cremascoli....	……/s/ Matteo Marco Cremascoli……………
Witness name	Witness signature

Witness address:

……Via Durini 24…………
……20122 Milan…
………Italy………………………

Witness occupation:

……Lawyer………………

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EXECUTED and DELIVERED as a DEED by ALDO CARRABINO, acting as attorney on behalf of JOZSEF VARADI	………/s/ Aldo Carrabino…
Signature

In the presence of:

……Matteo Marco Cremascoli....	……/s/ Matteo Marco Cremascoli……………
Witness name	Witness signature

Witness address:

……Via Durini 24…………
……20122 Milan…
………Italy………………………

Witness occupation:

……Lawyer………………

EXECUTED and DELIVERED as a DEED by ALDO CARRABINO, acting as attorney on behalf of ONDREJ NAVRATIL	………/s/ Aldo Carrabino…
Signature

In the presence of:

……Matteo Marco Cremascoli....	……/s/ Matteo Marco Cremascoli……………
Witness name	Witness signature

Witness address:

……Via Durini 24…………
……20122 Milan…
………Italy………………………

Witness occupation:

……Lawyer………………

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EXECUTED and DELIVERED as a DEED by ALDO CARRABINO, acting as attorney on behalf of ANDRE SAUTEUR	………/s/ Aldo Carrabino…
Signature

In the presence of:

……Matteo Marco Cremascoli....	……/s/ Matteo Marco Cremascoli……………
Witness name	Witness signature

Witness address:

……Via Durini 24…………
……20122 Milan…
………Italy………………………

Witness occupation:

……Lawyer………………

EXECUTED and DELIVERED as a DEED by ALDO CARRABINO, acting as attorney on behalf of SALVATORE MILIGI	………/s/ Aldo Carrabino…
Signature

In the presence of:

……Matteo Marco Cremascoli....	……/s/ Matteo Marco Cremascoli……………
Witness name	Witness signature

Witness address:

……Via Durini 24…………
……20122 Milan…
………Italy………………………

Witness occupation:

……Lawyer………………

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EXECUTED and DELIVERED as a DEED by ALDO CARRABINO, acting as attorney on behalf of CLAUDIO FRASCOLLA	………/s/ Aldo Carrabino…
Signature

In the presence of:

……Matteo Marco Cremascoli....	……/s/ Matteo Marco Cremascoli……………
Witness name	Witness signature

Witness address:

……Via Durini 24…………
……20122 Milan…
………Italy………………………

Witness occupation:

……Lawyer………………

EXECUTED and DELIVERED as a DEED by ALDO CARRABINO, acting as attorney on behalf of MARIO SGALAMBRO	………/s/ Aldo Carrabino…
Signature

In the presence of:

……Matteo Marco Cremascoli....	……/s/ Matteo Marco Cremascoli……………
Witness name	Witness signature

Witness address:

……Via Durini 24…………
……20122 Milan…
………Italy………………………

Witness occupation:

……Lawyer………………

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EXECUTED and DELIVERED as a DEED by LKQ ITALIA S.R.L.

Acting by:

…Robert L. Wagman.......	…/s/ Robert L. Wagman……
Director name	Director signature

In the presence of:

……Walter P. Hanley………	……/s/ Walter P. Hanley……………
Witness name	Witness signature

Witness address:

…500 West Madison Street………………
....Suite 2800……
…Chicago, Illinois, USA……

Witness occupation:

…Executive…………………

EXECUTED and DELIVERED as a DEED by LKQ CORPORATION

Acting by:

……Robert L. Wagman………	…/s/ Robert L. Wagman…………………
Director name	Director signature

In the presence of:

……Walter P. Hanley………	……/s/ Walter P. Hanley……………
Witness name	Witness signature

Witness address:

…500 West Madison Street……
....Suite 2800……
…Chicago, Illinois, USA……

Witness occupation:

…Executive……………………

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SCHEDULE 1
Information about the Senior Management Sellers

Name	Address
Luca Zacchetti	All c/o Via Vincenzo Monti 23/D, Pero (Mi) 20016
Aldo Carrabino
Walter Coletta
Adriano Ceruti
Ferdinando Imhof
Paolo Vuillermin
Paolo Appendino
Massimo Depetris
Oleksandr Nikolenko
Jiri Novak
Lukáš Vydra
József Váradi
Ondrej Navratil
Andre Sauteur
Salvatore Miligi
Claudio Frascolla
Mario Sgalambro

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SCHEDULE 2 Completion Requirements
Part 1 – Sellers’ Completion Requirements

(A)	At Completion, each Seller shall deliver or make available to the Buyer:

(a)
duly executed transfer(s) in respect of the Securities referred to against such Seller’s name in the Master Allocation Schedule in favour of the Buyer, and the share certificates for those Securities (or an indemnity in a form satisfactory to the Buyer acting reasonably in the case of any certificate found to be missing);

(b)
in the case of the Institutional Seller, a letter of resignation from the Investor Directors confirming that they have no claims against any Group Company (in exchange for a waiver from the relevant Group Company of all claims against such Investor Director to the fullest extent permitted by Law);

(c)	in the case of the Senior Management Sellers, the Tax Deed, duly executed;

(d)	in the case of the Institutional Seller as evidence of the authority of the Institutional Seller:

(i)
a copy of the minutes (or an extract therefrom) of the duly held meeting of the Institutional Seller, (or duly constituted committees thereof) approving the sale of the relevant Securities and the transactions contemplated pursuant to this Agreement and authorising the execution by such Seller of this Agreement and all Transaction Documents; or

(ii)    a copy of the power of attorney conferring the authority,
in each case certified to be a true copy by a director or the secretary of the Institutional Seller;

(e)
(f)    an irrevocable power of attorney in the agreed form given by each Seller in favour of the Buyer to enable the Buyer to exercise all voting and other rights attaching to those Securities pending registration of the Buyer as the holder of the Securities; and

(g)	the statutory books of the Company, Rhino Topco Limited and Rhino Midco 2 Limited and the libro soci of Rhiag Group S.p.A., Rhino Bondco S.p.A., Rhino Bidco S.p.A. and Rhiag IAP Italia S.p.A..

(B)	The Institutional Seller shall ensure that, immediately prior to Completion, a meeting of the board of the directors of the Company is held at which the directors:

(a)
vote in favour of the registration of the Buyer or its nominee(s) as the member(s) of the Company in respect of the Securities (subject to stamping of the relevant transfers) and, subject to Completion and stamping authorise the Company to register the transfer of the Securities into the books of the Company in the name of the Buyer and to issue a new share certificate in relation to the Securities to the Buyer;

(b)
to the extent that relevant details and consents to act are provided to the Institutional Seller at least three Business Days prior to Completion, appoint the relevant Buyer Directors, such appointments to take effect from Completion; and

(c)	accept the resignations of each Investor Director and secretary, such resignation to take effect from Completion; and

(d)	appointing such person as the Buyer may nominate as the secretary of the Company with effect from the end of the meeting.

Part 2 – Guarantor’s and Buyer’s Completion Requirements

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At Completion the Guarantor shall (or shall procure that the Buyer shall) deliver or make available, as the case may be, to the Institutional Seller and the Senior Management Sellers’ Representative:

(a)	evidence of the authority of each person executing this Agreement and any Transaction Document on the Buyer’s behalf:

(i)
a copy of the minutes of the duly held meeting of the Buyer (or duly constituted committees thereof) approving the purchase of the Securities and the transactions contemplated pursuant to this Agreement and authorising the execution by the Buyer of this Agreement and all Transaction Documents; or

(ii)	a copy of the power of attorney conferring the authority,
in each case certified to be a true copy by a director or the secretary of the Buyer; and

(b)
evidence of the authority of each person executing this Agreement and any Transaction Document on the Guarantor’s behalf, by way of a certified extract of the minutes of the duly held meeting of the Guarantor (or duly constituted committees thereof) approving the transactions contemplated pursuant to this Agreement and authorising the execution by the Guarantor of this Agreement and all Transaction Documents.

At Completion, the Buyer shall deliver the Tax Deed, duly executed, to the Senior Management Sellers.

SCHEDULE 3
Action Pending Completion
The following are the matters referred to in Clause 7.1 and shall apply in each case in respect of any Group Company:

(1)
create, allot, issue, grant an option to subscribe for, repay, cancel or redeem any share or loan capital or agree, arrange or undertake to do any of those things in respect of any Group Company (except where the counterparty is another Group Company) or acquire, or agree to acquire, an interest in a corporate body or merge or consolidate with a corporate body or any other person, enter into any demerger, scheme of arrangement or similar transaction, enter into or form any legal partnership or joint venture or participate in any other type of corporate reconstruction, or incorporate or liquidate any subsidiary undertaking or effect any hive-up or hive-down;

(2)
acquire or dispose of, or agree to acquire or dispose of, any business or undertakings or bodies corporate or any shares in any Group Company or, other than in the ordinary course of business, assets with a book or market value exceeding €3,000,000;

(3)	make, or agree to make, capital expenditure exceeding in total €3,000,000 or incur, or agree to incur, a commitment or commitments involving capital expenditure exceeding in total €3,000,000;

(4)	declare, pay or make a dividend or distribution to any person which is not a Group Company, whether in cash or in specie and whether out of profits or capital;

(5)	terminate or amend in any material respect, or fail to comply in all material respects with, or fail to renew, any material contract which involves an annual consideration in excess of €1,000,000;

(6)
materially amend the terms and conditions of employment, including any material increase in remuneration (including pension benefits, bonuses, equity incentives, commissions and benefits in kind) of any category of Employees, save for increases in remuneration made in accordance with statutory provisions or pursuant to or contemplated under existing employment agreements;

(7)	terminate the employment of a senior employee entitled to emoluments in excess of €200,000 per annum or commence collective redundancy consultation in respect of more than 10 Employees;

(8)
amend or vary, or enter into any collective bargaining agreement with or in respect of all or any category of Employees on terms which, taken as a whole (and giving due consideration to past practice with respect to the negotiation or renegotiation of such agreements, as well as the relative bargaining position of the parties), are materially more onerous than those in force at the date of this Agreement with respect to such Employees (if any);

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(9)
amend, or agree to amend, the terms of its borrowing or indebtedness in the nature of borrowing or create, incur, or agree to create or incur, borrowing or indebtedness in the nature of borrowing (except for (A) trade credit in the ordinary course of trading, (B) entering into finance leases in the ordinary course of business or (C) indebtedness under or pursuant to the External Financing Documents or local lines of credit in place and on terms existing as at the date of this Agreement or terms which are more favourable to the relevant member of the Group (and any refinancing or replacement thereof));

(10)
(A) wilfully withhold a payment in respect of Tax when due for payment, save for any payment in respect of Tax that can be lawfully withheld because it is being contested in good faith by proper proceedings, (B) make a change in accounting or Tax reporting principles, methods or policies (unless so required by applicable Law) or (C) make or change any Tax election, file any amended Tax Return, deviate from past practice with respect to the preparation of Tax Returns due for filing (unless required under applicable Law), settle or compromise any proceeding with respect to any Tax claim or assessment, offer to or enter into any agreement with any Tax Authority (otherwise than in the ordinary course of business), surrender any right to claim a refund of Taxes, or take any other similar action relating to the filing of any Tax Return or the payment of any Taxes;

(11)
(A) commence, compromise, settle, withdraw or abandon any litigation or arbitration proceedings or any action, demand, claim or dispute relating to an amount exceeding €1,000,000, or (B) waive a right in relation to such litigation or arbitration proceedings, action, demand, claim or dispute;

(12)
save for any Encumbrance arising in the ordinary course of business or by operation of law or pursuant to or in connection with the External Financing Documents, create or agree to create or amend any Encumbrance over the assets (tangible or intangible), undertaking or share capital of any Group Company;

(13)	terminate, amend in a material respect or fail to renew any policy of insurance maintained at the date hereof by the Group;

(14)
sell, assign, transfer, license, abandon, fail to prosecute or otherwise dispose of, or fail to maintain, defend, pay registration fees in respect of, or diligently pursue applications for any intellectual property owned by a Group Company;

(15)	enter into any agreement or arrangement or amend the terms of any existing agreement or arrangement with a Seller or any Affiliate of a Seller;

(16)	amend the provisions of its constitutional documents;

(17)	change its accounting reference date;

(18)	incur or assume any off balance sheet liability which in the individual case exceeds the amount of €1,000,000;

(19)	amend or vary or enter into or terminate any hedging or derivative arrangements other than in the ordinary course of business; or

(20)	enter into any agency agreement involving expenditure in excess of €100,000 per year;

(21)
enter into any new services agreement, which involves the payment, on an annual basis, by any Group Company in excess of €250,000 per year, other than in the ordinary course of business (and excluding any renewal or extension of any existing services agreements); or

(22)	offer to or enter into any agreement or arrangement (whether in writing or otherwise) to do any of the foregoing or allow or permit any of the foregoing.

SCHEDULE 4
Permitted Leakage
The following payments (without duplication) made or to be made by or on behalf of any Group Company:

(1)
director or consultant fees and/or expenses or salaries or wages, emoluments and other contractual benefits payable to Employees, or consultants of any Group Company or managers or directors of any Group Company under any service or employment or consultancy agreement or by virtue of their employment or directorship in each case in the ordinary course pursuant to employment contracts in place at the date hereof or adopted by a Group Company without there being

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a breach of Clauses 7.1 or 7.2 and bonus payments and commissions linked to the performance of a Group Company or the Group or individual performance of an Employee, in the case of the Senior Management Sellers, as set out in the Business Warranties Disclosure Exhibit and, in the case of other Employees, in the ordinary course of business consistent with past practice;

(2)	the reimbursement of all expenses incurred by the Investor Directors, in an amount not exceeding €15,000 per month;

(3)
any payment or service provided to a portfolio company of entities or funds advised by Apax Partners LLP or managed by Apax Guernsey (Holdco) PCC Limited or an Affiliate in the ordinary course of business and on arm’s length terms pursuant to contractual obligations entered into prior to 30 September 2015;

(4)
any provision of services to or for the benefit of, or other non-cash benefit received by, a Seller or his or its Connected Persons in respect of time spent and services provided by Employees or advisers in connection with the Transaction or in connection with a potential transaction the purpose of which is to realise in whole or in part the investment of the Sellers (or some of them) in the Company including an initial public offering and listing of shares in a Group Company or a new holding company of a Group Company,;

(5)
in the case of a Connected Person of the Institutional Seller, the incurring of the liability to pay, the granting of an Encumbrance in respect of that liability, and the payment of sums due under the External Financing Documents;

(6)
the incurring of the liability to pay or payment of Approved Company Adviser Fees (including amounts categorised as “Contingency”) and the entry into engagement letters with such advisers on market standard terms;

(7)	any payments specifically provided for (and to the extent provided for) and accrued (to the extent accrued) in the Locked Box Accounts;

(8)	any matter undertaken at the written request of the Buyer and acknowledged as Permitted Leakage;

(9)	the incurring of the liability to pay and the payment of the change of control bonus payment in the aggregate gross amount of €600,000 to certain Senior Management Sellers and Employees;

(10)
all costs and expenses and other actions in connection with the repayment or refinancing of External Financing, including costs and expenses to discharge Encumbrances securing the External Financing; and

(11)	any Taxation paid or that will become payable by any Group Company to the extent attributable to any of the foregoing.

SCHEDULE 5
Senior Management Sellers’ Representative

1.
Each Senior Management Seller hereby appoints Luca Zacchetti of Via Vincenzo Monti 23/D, Pero, Milan, failing which any other Senior Management Seller appointed for this purpose by the Institutional Seller to act on such Senior Management Seller’s behalf in relation to those matters contemplated by the Transaction Documents to be undertaken by the Senior Management Sellers’ Representative and, without prejudice to the generality of the foregoing, with power and authority on behalf of such Senior Management Seller to give, make or receive any notice, consent, approval, agreement, election or instruction as so contemplated by this Agreement and any Transaction Document.

2.
Each Senior Management Seller agrees and accepts that he shall be bound by, and may not, in the absence of fraud or fraudulent misrepresentation, challenge, any decision or action of the Senior Management Sellers’ Representative, and that the Senior Management Sellers’ Representative owes no duty of care or any other fiduciary duty to the Senior Management Sellers. Each Senior Management Seller agrees to indemnify the Senior Management Sellers’ Representative in relation to any expenses, damages, costs, or any other Losses the Senior Management Sellers’ Representative may suffer in relation to any actions he takes on behalf of the Senior Management Sellers or any of them individually under the terms of the appointment set out in this Schedule 5.

3.
The Buyer shall be entitled to rely on all and any communications provided by the Senior Management Sellers’ Representative within the scope of his authority (as described within this Schedule) as binding on each of the Senior Management Sellers.

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4.
Any communication in respect of any matter within the authority of the Senior Management Sellers’ Representative described in this Schedule 5 shall be deemed (unless the context otherwise requires) to be provided to the Senior Management Sellers’ Representative as nominee for all of the Senior Management Sellers. In any event (notwithstanding anything to the contrary in this Agreement), any notice served on the Senior Management Sellers’ Representative will be deemed to have been validly served at the same time on each of the Senior Management Sellers on whom it is required to be served. The Senior Management Sellers’ Representative may act upon any instrument of written communication believed by the Senior Management Sellers’ Representative to be genuine and to be signed and presented by the proper person(s).

5.
Each of the Senior Management Sellers, as the case may be, undertakes to take whatever measures are necessary to ratify whatever the Senior Management Sellers’ Representative does (if the Senior Management Sellers’ Representative so requires pursuant to the powers and authorities contained in this Schedule 5) and each such Senior Management Seller acknowledges that the Senior Management Sellers’ Representative will have no liability nor will such Senior Management Seller have any action against the Senior Management Sellers’ Representative in relation to any actions of the Senior Management Sellers’ Representative carried out in accordance with the terms of this Schedule 5 (except in the case of fraud or fraudulent misrepresentation), and each such Senior Management Seller shall severally (and proportionately on the basis of each such Seller’s share of the Total Gross Consideration), indemnify and keep indemnified and hold harmless the Senior Management Sellers’ Representative against any such liabilities, provided that the Senior Management Sellers’ Representative shall not be entitled to indemnification for and in respect of any matter where its actions or inactions are fraudulent or dishonest.

SCHEDULE 6
Sellers Warranties and Limitations of Liability
Part I    General

a.	Each Warranty shall be separate and independent and shall not be limited by reference to any other Warranty.

b.
Where any Warranty is qualified by reference to the Senior Management Sellers' knowledge or in any other similar manner, it shall mean the actual (not imputed or constructive) knowledge of the Senior Management Sellers.

c.
Save in the case of fraud or fraudulent misrepresentation, the Sellers agree to waive any rights, remedies or claims which any of the Sellers may have against any Group Company or any director, officer, employee or agent of any Group Company in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by any such person on which the Sellers may have relied or which the Sellers may have taken into account in agreeing to give any Warranty or on which the Sellers may have relied on in agreeing to contribute to the Escrow Account.

Part II Business Warranties
1.    Organisation and Good Standing

(a)
Each of the Company and the Subsidiaries are companies duly incorporated and validly existing and in good standing under the Laws of its jurisdiction of incorporation or organisation, with full power and authority to conduct its business as it is being conducted. The Company and the Subsidiaries are not subject to or involved in insolvency, bankruptcy, liquidation or reorganisation procedures of any kind, have not ceased making payments and they are not insolvent or under liquidation.

(b)
With respect to the shares of capital stock (or other equity interest) of the Company, there are no outstanding: (A) options, warrants or other rights to purchase from the Company any capital stock of the same; (B) securities convertible into or exchangeable for shares of capital stock of the Company; or (C) other commitments of any kind of the Company for the issuance of additional shares of capital stock or options, warrants or other securities of the same.

2.    Subsidiaries

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(a)
At the date of this Agreement, the Subsidiaries are those listed in the Company Data Book. The authorised, issued and outstanding shares of capital stock (or other equity interest) and the jurisdiction of incorporation or organisation of each Subsidiary is set forth in the Company Data Book, which sets out a true and accurate list of all of the shares of capital stock (or other equity interest) of each of such Subsidiaries and all of such shares or membership interests (except with respect to InSiamo s.c.a.r.l., limited to the relevant interest indirectly owned by the Company) are duly authorised, validly issued, and fully paid, and, except as encumbered in connection with the Senior Notes Indenture and the Revolving Credit Facility Agreement, such shares or membership interests are not subject to any Encumbrances. The Group Companies own full title to the shares of capital stock (or other equity interest) of each of the Subsidiaries (as well as InSiamo s.c.a.r.l. as indicated in the Company Data Book). None of the Group Companies own any interest in any other person.

(b)
So far as the Sellers are aware, no former holder of any share in any Subsidiary has threatened in writing to commence legal proceedings to establish that the title of a Group Company as holder of that share in the capital of a Subsidiary is invalid in any respect.

(c)
With respect to the shares of capital stock (or other equity interest) of each of the Subsidiaries, there are no outstanding: (A) options, warrants or other rights to purchase from Subsidiaries any capital stock of the same; (B) securities convertible into or exchangeable for shares of capital stock of the Subsidiaries; or (C) other commitments of any kind of the Subsidiaries for the issuance of additional shares of capital stock or options, warrants or other securities of the same.

3.	2014 Consolidated Financial Statements and Locked Box Accounts
The 2014 Consolidated Financial Statements and the Locked Box Accounts have been prepared in accordance with the Accounting Principles. The 2014 Consolidated Financial Statements show a true and fair view of the assets, liabilities and state of affairs of Rhino Bondco S.p.A and its Subsidiaries or Rhino Midco 2 Limited and its Subsidiaries, as applicable, as of 31 December 2014 and of the profits and losses and cash flows for the financial year ended on 31 December 2014, in accordance with the Accounting Principles. The Locked Box Accounts show a true and fair view of the assets, liabilities and state of affairs of the Group Companies as of 30 September 2015 and of the profits and losses and cash flows for the nine month period ended 30 September 2015, in accordance with the applicable Accounting Principles.
The statutory books, books of account and other records of each of Group Company required to be kept by applicable Laws in any relevant jurisdiction have substantially been maintained in accordance with those Laws.
For the purposes of this Warranty:

•
“2014 Consolidated Financial Statements” means the audited consolidated financial statements of Rhino Bondco S.p.A. and Rhino Midco 2 Limited as of 31 December 2014, prepared in accordance with the Accounting Principles, comprising the balance sheet, the profit and loss account, and the 'note esplicative', as approved by Rhino Bondco S.p.A. and Rhino Midco 2 Limited;

•
“Accounting Principles” means the International Financial Reporting Standards (IFRS), including the International Accounting Standards, issued by the International Accounting Standards Board (I.A.S.B.), and the Interpretations, issued by the IFRS Interpretations Committee (I.F.R.I.C), as respectively adopted by the European Union and in effect at the relevant time or for the relevant period, as applied by the Company in the preparation of the 2014 Consolidated Financial Statements, to be applied on a basis consistent with past practice; provided, however, that, with respect to the Locked Box Accounts only, Accounting Principles means the International Accounting Standard applicable to interim financial reporting (IAS 34) as adopted by the European Union.

4. Material Assets
Except as disclosed in the Business Warranties Disclosure Exhibit, each Group Company is the owner of all the material assets and properties reflected in its respective ledger (or equivalent books) as belonging to such Subsidiary and has a valid title to use all such material assets and properties as currently used free of any material Encumbrances.
5.    Real Properties

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The real properties leased by each Group Company are leased or subleased on the basis of commercial lease or sublease agreements compliant with the applicable Laws.
6.    Intellectual Property

(a)	None of the Group Companies have received any written communication that the intellectual property owned by the same may infringe the rights of any third party; and

(b)
except as disclosed in the Business Warranties Disclosure Exhibit, none of the Group Companies has violated any intellectual property right belonging to any third party that could give rise to a material claim by such third party and no written notice of any such violation has been received by any Group Company.

7.    Employees and Labour matters

(a)	The Business Warranties Disclosure Exhibit contains a true, correct, complete and accurate table with the total number of employees, as of 30 September 2015;

(b)	the Business Warranties Disclosure Exhibit contains the list of all material agency contracts entered into by each Group Company still in force as of the date of this Agreement;

(c)
except as disclosed in the Business Warranties Disclosure Exhibit, each Group Company substantially complies and has complied in all material respect with the applicable labour Laws and collective agreements, the individual employment agreements concerning present and former employees and agents of that Group Company, including any provision thereof relating to the term and conditions of the employment, wages and salaries, working time, over time, mandatory hiring of disabled employees and registration in the mandatory books (but with the exclusion of any safety or similar Laws);

(d)	all directors of each of Group Company currently holding office have been duly compensated in accordance with the Laws and/or the agreements reached with them.

(e)	none of the consultants and/or independent contractors working for a Group Company is in a position to legitimately claim the status of employee of that Group Company;

(f)
where applicable, the staff leaving indemnities ("TFR" - trattamento di fine rapporto) and any other indemnities due to employees of any Group Company have been correctly and are accurately accrued pursuant to the applicable Laws, collective bargaining agreements and the individual employment agreements;

(g)
all social security contributions due in connection with the present and former employees of any Group Company to public authorities pursuant to the terms of the pension plans and/or policies for the employees have been paid; and

(h)
all collective dismissal procedures implemented by each Group Company have been carried in accordance with applicable Law, including, with respect to any Subsidiary incorporated in Italy, Law n. 223/1991.

8.    Taxes

(a)
All material Tax returns, reports and forms required to be filed by any applicable state, local or foreign Tax Laws by or on behalf of a Group Company have been filed in a timely manner, within any applicable extension periods, in a substantially truthful, accurate and complete manner, with relevant Tax Authorities;

(b)	in all of its open Tax years, each Group Company has properly accounted for all Taxes in accordance with applicable Tax Laws;

(c)	each Group Company has duly and timely paid all Taxes becoming due and payable prior to 30 September 2015, determined in accordance with applicable Laws;

(d)
other than as set forth in the Business Warranties Disclosure Exhibit, no Group Company is a party to any outstanding material proceedings with any Tax Authority concerning the payment of Taxes nor has it received written notice of any material Tax audit or inspection, examination or other proceedings in this respect;

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(e)
each Group Company has been tax resident in the jurisdiction where it has a legal seat, and has never been qualified as tax resident in another country; a Group Company has never carried on their business abroad by means of a permanent establishment; and

(f)
except as disclosed in Business Warranties Disclosure Exhibit, no Tax Authority has ever raised any objection in writing in relation to transactions between any Group Company falling under transfer pricing rules.

9.    Litigation and Claims
Except as set forth in Business Warranties Disclosure Exhibit, there are no pending (or, as far as the Senior Management Sellers are aware, threatened in writing) civil, administrative or other proceedings or other litigation whatsoever regarding a Group Company (including without limitation their business, assets and properties owned or used, contracts and rights, liabilities and obligations, permits and authorisations), whether before the ordinary courts or before administrative or other courts, jurisdictional body, authority or arbitrators involving an amount higher than €200,000 each.
10. Contractual Matters
Each of the contracts listed in Business Warranties Disclosure Exhibit: (i) as far as the Senior Management Sellers are aware, is valid and binding according to its respective terms and conditions applicable to the respective Group Company, (ii) is in effect and has not been terminated, and (iii) no written notice of cancellation, material breach or termination has been received with respect thereto by the relevant Group Company.
11.    Authorisations, Anti-corruption Law and Data Protection

(a)
Each Group Company has obtained from all the competent governmental and/or regulatory authority all material authorisations, licences, permits, certifications and registrations necessary for the carrying out of its activities as currently conducted, and it has not received any written notification from the relevant authorities that any such licenses, permits, certifications and registrations are not in full force and effect;

(b)
no Group Company has, directly or indirectly, taken any action which would cause it to be liable pursuant to any applicable anti-corruption or anti-bribery Law, including, without limitation, Italian Legislative Decree no. 231 of June 8, 2001; and

(c)
each Group Company substantially complies with all material applicable data protection Laws; no written notice or allegation has been received by any Group Company alleging a failure to comply with the data protection Laws.

12.    Guarantees in favour of Sellers or Connected Persons
No Group Company has guaranteed any obligation of a Seller or a Connected Person of a     Seller.
13.    Competition Matters
No Group Company has received any written notice or other written communication by or on behalf of any competition authority or any third party in relation to any material issue relating to the breach of the competition Laws.
14.    No Broker
There is no person that is entitled to a finder’s fee or any type of similar brokerage commission from a Group Company in relation to or in connection with the transactions contemplated herein as a result of any agreement or understanding with the Senior Management Sellers, nor has any Senior Management Seller had any dealings related to the transactions contemplated herein with any person that may claim such a finder’s fee or similar brokerage commission. For the avoidance of doubt, this paragraph 14 shall not be deemed to apply to Advisers’ fees.
15.    Position since the Locked Box Date
Since the Locked Box Date, none of the Group Companies has declared, authorised, paid or made (or has agreed to declare, authorise, pay or make), any dividend or other distribution (whether in cash, stock or in kind) nor has reduced (or has agreed to reduce) paid-up share capital.

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16.    Insurance and Product Liability
Particulars of the product liability and recall insurance, the general liability to third parties insurance and safety in the workplace insurance maintained by or on behalf of the Group Companies are set out in folders 3.14, 4.1.32, 4.4.26, 4.9.29 and 5.14 (as well as in document No. 4.7.1.199) of the Data Room. In respect of such insurances: (a) all the policies are in full force and effect; (b) there has been no notice of cancellation in respect of any policy; and (c) there has been no addition, variation or amendment in respect of any policy. As far as the Senior Management Sellers are aware, there are no product liability claims in an amount exceeding €250,000, which have been notified to the Group Companies in writing in the two years immediately preceding 11 December 2015 and which are outstanding immediately prior to the date of this Agreement.
17.    Compliance with Laws
As far as the Senior Management Sellers are aware, no Group Company has been in violation of applicable Laws in any material respect at any time in the last two years.
18.    2013 Tax Indemnity Escrow
The amount standing in the Escrow Account (pursuant to and as defined in the 2013 SPA) stands at €7,534,000. There is no written claim outstanding which, if successful, would result in a payment being made from the Escrow Account (as defined in the 2013 SPA).

Part III    Limitation of Liability
1.     Financial Limits

(a)
The Sellers shall not be liable in respect of any Warranty Claim unless the Sellers would, but for this paragraph 1(a), have a liability in respect of that Warranty Claim in excess of €200,000, excluding any liability for costs and interest. Where the same facts or circumstances give rise to more than one Warranty Claim, such Warranty Claims shall be aggregated for the purpose of determining whether such €200,000 sum has been exceeded. For the purposes of this paragraph 1(a) and paragraph 1(b) only, to the extent that any Warranty is qualified by materiality, any such materiality qualification shall be disregarded in assessing whether the quantum of damages (but not the question of breach) in respect of that Warranty Claim (or, where the same facts or matters give rise to more than one Warranty Claim, the aggregate quantum of damages (but not the question of breach) in respect of the series of Warranty Claims) exceeds €200,000 or €7,500,000 as the case may be.

(b)
The Sellers shall not be liable in respect of any Warranty Claim unless the Sellers have an aggregate liability in respect of all Warranty Claims (excluding Warranty Claims excluded by virtue of paragraph 1(a) above) in excess of €7,500,000, excluding any liability for costs and interest.

(c)	The aggregate liability of the Sellers (including costs and interest) for all claims under the Warranties shall not exceed €5,000,000.

(d)
The Buyer agrees that any liability of the Sellers for a Warranty Claim shall be satisfied solely and exclusively from the Escrow Account without recourse against the Sellers (without prejudice to a claim for fraud or fraudulent misrepresentation against a Seller).

2.	Time Limits

(a)
The Sellers shall not be liable in respect of any Warranty Claim unless notice of that Warranty Claim specifying the matter in reasonable detail, the Warranties which has or which is likely to have been breached and, to the

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extent practicable, its best estimate of the amount of the Warranty Claim or likely claim is given to the Senior Management Sellers' Representative and the Institutional Seller on or before the date falling fifteen months from the Completion Date.

(b)
The Sellers shall not be liable in respect of any Warranty Claim if, on or before the date falling 20 Business Days after the date on which notice of that Warranty Claim is received by the Sellers, the Sellers have remedied the relevant breach or prevented the Buyer from suffering any loss in respect of the subject matter of that Warranty Claim or caused any loss so suffered by the Buyer to be made good. The Buyer shall comply with all reasonable requests made by the Sellers during that period for the purposes of so remedying any such breach or preventing any such loss, without the requirement of the Buyer having to expend funds (other than internal management time).

(c)
The Sellers shall not be liable in respect of any Warranty Claim unless legal proceedings have been issued and served on the Sellers on or before the date falling nine months after the date on which notice of that Warranty Claim was served under paragraph 2(a) of this Schedule 6 save, in the case of a Warranty Claim based upon a liability which is contingent, in which case such nine month period shall commence on the date that the contingent liability becomes an actual liability.

3.	Exclusion of liability: general

(a)
The Sellers shall not be liable in respect of a Warranty Claim to the extent the matter was fairly disclosed in the Data Room or in the Business Warranties Disclosure Exhibit, where “fairly disclosed” shall mean that the information directly ascertainable on the face of the material disclosed in the Data Room or the Business Warranties Disclosure Exhibit is sufficiently precise to put a reasonable buyer, with the benefit of appropriate professional advisers, on notice that the Warranty in question is inaccurate taking into account (in relation to the Data Room) the categorisation of the material disclosed by subject matter and/or geographical location.

(b)
The Sellers shall not be liable in respect of a Warranty Claim if at the time of entry by the Buyer and the Guarantor into this Agreement any of John S. Quinn and Walter P. Hanley had actual knowledge of the matter giving rise to such Warranty Claim. For the purposes of this paragraph neither John S. Quinn nor Walter P. Hanley shall be deemed to have actual knowledge of any matter solely by virtue of the fact that he had access to or viewed any particular document in the Data Room.

(c)	The Sellers shall not be liable in respect of a Warranty Claim to the extent that such claim relates to any matter specifically provided for in the Locked Box Accounts.

(d)	The Sellers shall not be liable in respect of a Warranty Claim to the extent that the matter giving rise to the Warranty Claim results from:

(i)	any act or omission before Completion carried out or omitted at the express written request of the Buyer or any other member of the Buyer's Group; or

(ii)	any breach by the Buyer or the Guarantor of its obligations under this Agreement; or

(iii)	any reorganisation of the Buyer's Group after Completion or change after Completion in the ownership of the Company; or

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(iv)
any act, event, occurrence or omission after the date of this Agreement compelled by Law, or from the enactment, amendment or change in the interpretation after that date, of any statute, regulation or practice of any governmental, regulatory or other body, including a Tax Authority, whether or not having retrospective effect, or any change after the date of this Agreement in the rates of Taxation.

(e)
The Sellers shall not be liable in respect of a Warranty Claim to the extent that the matter giving rise to the Warranty Claim would not have arisen but for any act or omission on or after Completion carried out or omitted by or on behalf of the Buyer or any member of the Buyer's Group (including any Group Company) otherwise than in the ordinary course of business provided that such act or omission was not required as a consequence of any Law, regulation or statute in effect as at Completion or contractual obligation entered into prior to Completion by a Group Company.

(f)
The Sellers shall not be liable in respect of any Warranty Claim to the extent that the matter giving rise to such Warranty Claim constitutes a contingent liability of any Group Company or relates to a liability which is not capable of being quantified until such liability becomes an actual liability of that Group Company or becomes capable of being quantified. This paragraph shall not relieve the Buyer from any obligation to give notice under paragraph 3(a) in respect of any matter which constitutes a contingent liability on the Buyer or relates to a liability which is not capable of being quantified.

4.	Conduct of third party claims

(a)	Where a matter arises that could give rise to a Warranty Claim, the Buyer shall:

(i)
consult with the Senior Management Sellers’ Representative and the Institutional Seller as soon as reasonably practicable with regard to any actual or proposed developments relating to the matter in question and provide the Sellers with copies of all correspondence and documents in relation to that matter;

(ii)
where practicable, not admit liability in respect of or settle or compromise the matter in question (or offer to do so) without prior consultation with the Senior Management Sellers’ Representative and the Institutional Seller;

(iii)
consult with the Senior Management Sellers’ Representative and the Institutional Seller as to any ways in which the matter might be avoided, disputed, resisted, mitigated, settled, compromised, defended or appealed; and

(iv)
take such action, at the written request of the Sellers, as the Senior Management Sellers and the Institutional Seller may reasonably require, to avoid, dispute, resist, mitigate, settle, compromise, defend or appeal the third party claim, provided that;

(b)	the provisions of paragraph 4 shall not apply:

(i)	where the subject matter of the relevant Warranty Claim involves a claim by or against a material customer or supplier of the business of the Group Companies;

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(ii)	to any matters which would require the Buyer or any Group Company to breach a contractual or legal obligation existing at the date hereof or waive any legal privilege; or

(iii)	if the relevant actions or steps required by the Senior Management Sellers and the Institutional Seller would conflict with the Buyer's obligations under the terms of the Insurance Policy.
Subject to the Buyer's obligations under the terms of the Insurance Policy, if there is any dispute between the Sellers and the Buyer as to whether liability in respect of any third party claim should be admitted or whether that claim should be settled or compromised, liability shall not be admitted, and that claim shall not be settled or comprised, other than in accordance with the provisions of this paragraph. Any such dispute shall be referred to leading counsel agreed between the Senior Management Sellers’ Representative and the Institutional Seller and the Buyer or in default of agreement on or before the date falling five Business Days after the date on which an individual is first proposed for this purpose by either the Institutional Seller or the Buyer by the President for the time being of the Law Society of England and Wales on the application of either the Institutional Seller or the Buyer. Any individual to whom a dispute is so referred shall be instructed in writing to give a written opinion, as soon as is reasonably practicable, as to which of the courses of conduct proposed by the Buyer and by the Senior Management Sellers’ Representative and the Institutional Seller is most likely to result in the third party claim being agreed, settled or compromised at the least cost to the Sellers but bearing in mind the matters set out in paragraphs 4(b)(i) and 4(b)(ii) above. The decision of counsel (who shall act as expert and not as arbitrator) shall be final and binding on the Buyer and the Sellers for all purposes. Counsel's fees and expenses shall be borne by the Sellers and the Buyer as counsel may determine in his sole discretion or, if no such determination is made by the Sellers on the one part and the Buyer on the other part in equal shares. The parties shall then implement counsel’s decision as soon as is reasonably practicable. To the extent counsel’s fees are to be borne by the Sellers, such fee shall be funded solely and exclusively out of the Escrow Account without recourse against the Sellers.

5.	Insurance

(a)
The Sellers shall not be liable for any Warranty Claim if the Buyer or any member of the Buyer’s Group or any Group Company is insured against any loss, damage or liability which is the basis of such Warranty Claim under the terms of any insurance policy to the extent that the insured company has made a claim against the insurers under such policy and that claim has been settled, agreed or otherwise determined. The amount recoverable under the Warranty Claim shall be reduced by any amount which is recovered under such policy.

(b)
If the Buyer or any member of the Buyer’s Group is insured against any loss, damage or liability under the terms of any insurance policy (which was in place prior to execution of this Agreement or any other policy arising upon renewal of such policy or any policy subsequently put in place which covers the same or similar risk as such policy) which loss, damage or liability is the basis of a claim, then the insured company shall make a claim in respect of such loss, damage or liability against the insurers under such policy. If, after any payment is made in respect of a Warranty Claim, the Buyer or any member of the Buyer’s Group subsequently recovers or obtains payment in respect of the relevant Warranty Claim under such policy, the Buyer shall pay to each Seller an amount equal to the lesser of any amount paid in respect of the Warranty Claim and that Seller’s Proportionate Share of sum so recovered under such insurance policy (less any costs incurred in recovering such amount and any taxes attributable in respect of such amount).

6.	Reimbursement of Claims
If, after any payment is made in respect of a Warranty Claim, the Buyer or any member of the Buyer’s Group recovers from a third party (including any Tax Authority) (whether by payment, discount, credit, relief or otherwise) a sum which is referable to that Warranty Claim or any payment in respect of it (the “Recovery Amount”), then the Buyer shall forthwith

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repay (or procure the repayment of) to each Seller its Proportionate Share of the Recovery Amount, save to the extent that any part of the Recovery Amount has been paid to that Seller pursuant to this Agreement. The Buyer agrees to take all reasonable steps to recover any such Recovery Amount from a third party as soon as reasonably practicable whether before or after payment is made in respect of a Warranty Claim.

7.	Mitigation
The Buyer shall (and shall procure than any relevant Group Company shall) take all reasonable actions to mitigate any loss suffered by it or the relevant Group Company which would, could or might result in a Warranty Claim.

8.	Reduction in Consideration
Any amount paid from the Escrow Account in respect of any Warranty Claim shall, to the greatest extent permitted by law, be treated as a reduction in the consideration payable by the Buyer to the Sellers.

9.	General
The Buyer shall not be entitled to recover any loss or amount more than once under this Agreement, including under Clause 4.2 and Paragraph 3 of Part II of Schedule 6. For this purpose, recovery by the Buyer or any Group Company shall be deemed to be a recovery by each of them.

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SCHEDULE 7
Escrow

111.	In this Schedule, unless the context requires otherwise:
“Claim” means a claim made by the Buyer under the Warranties;
“Disputed Claim” has the meaning given to that expression in paragraph 3;
“Escrow Payment Date” means the date falling fifteen months from the Completion Date;
“Notification Date” has the meaning given to that expression in paragraph 3;
“Opening Fee” has the meaning given to that expression in paragraph 2;
“Settled Claim” has the meaning given to that expression in paragraph 7;

2.
At Completion, the Guarantor shall (or shall procure that the Buyer shall) pay the Escrow Amount into the Escrow Account in accordance with Clause 3.2(c). Thereafter, the Escrow Amount will be held in escrow until the Escrow Payment Date. No amounts shall be payable from the Escrow Account other than in accordance with this Schedule 7. Any bank or other charges arising on the Escrow Account shall be charged to the Escrow Account, with the exception of any initial fee payable to the Escrow Agent on opening the Escrow Account (the “Opening Fee”), which shall be paid by the Buyer with 50% of the Opening Fee being included in the Approved Company Adviser Fee Schedule (so that the Sellers bear their share). Any interest or profit generated on the Escrow Account shall accrue to and form part of the Escrow Amount. For the avoidance of doubt, the Escrow Amount shall be regarded as imposing a limit on the amount of any Warranty Claims and no claim may be made against any Seller in respect of a Warranty Claim other than a claim for a payment out of the Escrow Account.

3.
If the Buyer has a Claim against the Sellers it may at any time prior to the Escrow Payment Date, by written notice to the Institutional Seller and the Senior Management Sellers require the amount of the Claim to be satisfied out of the Escrow Amount. The date of receipt of the notice shall be referred to as the “Notification Date”. A notice given under paragraph 4(a) of Part III of Schedule 6 shall constitute a notice under this paragraph 3. In respect of any such notice:

(a)
it shall specify the monetary amount claimed or (if the amount cannot then be specified) the Buyer's bona fide estimate of the maximum monetary amount claimed and shall give reasonable particulars of the breach or other event to which the Claim relates;

(b)
the Institutional Seller and the Senior Management Sellers' Representative may within 10 Business Days of the Notification Date give the Buyer written notice of their objections to the Claim and that part of the amount (or estimated amount) claimed to which they object and, if they so object, that Claim or the disputed part of it shall be referred to as a “Disputed Claim” and an amount equal to the Disputed Claim (or the remaining amount standing to the credit of the Escrow Account (after deducting any amounts attributable to interest), if less) shall be retained in the Escrow Account, and an amount equal to the undisputed part of the Claim (or the remaining amount standing to the credit of the Escrow Account (after deducting any amounts attributable to interest), if less) shall be paid to the Buyer out of the Escrow Account as soon as reasonably practicable and any such payment shall satisfy the undisputed part of the Claim to the extent of any such payment; and

(c)
if the Institutional Seller and the Senior Management Sellers' Representative do not give the Buyer notice under paragraph 3(b) of this Schedule 7, the amount claimed shall be paid to the Buyer out of the Escrow Account (or the remaining amount standing to the credit of the Escrow Account (after deducting any amounts

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attributable to interest), if less) as soon as reasonably practicable and any such payment shall satisfy the Buyer's Claim to the extent of any such payment.

4.	On Escrow Payment Date, there shall be paid to the Sellers the amount standing to the credit of the Escrow Account, after deduction of:

(a)	any amount due to be paid to the Buyer under paragraph 3 but not yet paid to the Buyer;

(b)	the total amount claimed in respect of any Disputed Claims which have not, as at that date, become Settled Claims, which Disputed Claims shall be dealt with under paragraph 8; and

(c)	any amounts attributable to interest which shall be dealt with in accordance with paragraph 9.

5.	The Buyer and the Sellers undertake to issue prompt instructions for payment from the Escrow Account of the amounts due under paragraph 4 above without delay.

6.
If a Disputed Claim has become a Settled Claim (whether before or after the Escrow Payment Date), an amount equal to the amount of the Settled Claim (or the remaining amount standing to the credit of the Escrow Account (after deducting any amounts attributable to interest), if less) shall be paid to the Buyer from the Escrow Account within 10 Business Days of the date on which the Claim became a Settled Claim.

7.	A Disputed Claim shall be regarded as a “Settled Claim” if:

(a)
the Institutional Seller, the Senior Management Sellers' Representative and the Buyer (or their respective solicitors) shall so agree in writing and the amount of the Settled Claim shall be the amount so agreed; or

(b)
a court of competent jurisdiction has awarded judgment in respect of the Disputed Claim and no right of appeal lies in respect of such judgment or the parties are debarred whether by passage of time or otherwise from exercising any such right of appeal and the amount of the Settled Claim shall be the amount awarded by the court.

8.
Where an amount (other than any amount attributable to interest) remains in the Escrow Account after the Escrow Payment Date the following amounts shall be released to the Sellers from the Escrow Account:

(a)	where a Disputed Claim has become a Settled Claim and the amount of that Disputed Claim exceeded the amount of the Settled Claim, the excess;

(b)
where proceedings in respect of a Disputed Claim shall not have been commenced in a court of competent jurisdiction on or before nine months from the Notification Date in respect of that Disputed Claim, the amount of that Claim;

(c)	where the Buyer has by notice withdrawn a Disputed Claim (in whole or in part), the amount of that Disputed Claim or amount attributable to the part withdrawn; and

(d)
where counsel of at least ten years’ standing (as agreed between the Senior Management Sellers’ Representative and the Institutional Seller and the Buyer or, in default of agreement on or before the date falling five Business Days after the date on which an individual is first proposed for this purpose, the President for the time being of the Law Society of England and Wales) is of the opinion that, on a balance of probabilities, a Disputed Claim has no reasonable prospect of success, the amount of that Disputed Claim, with the costs of obtaining such opinion from counsel to be borne by (i) the Buyer, in the event that the

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Disputed Claim is deemed to have no reasonable prospect of success; or (ii) the Sellers, in the event that the Disputed Claim is deemed to have a reasonable prospect of success.
Any payment under this paragraph 8 shall be paid as soon as practicable after the date on which, under this paragraph 8, the amount is no longer liable to be retained in the Escrow Account.

9.
Upon the release of the whole or any part of the Escrow Amount to the Sellers or the Buyer, the Sellers or the Buyer (as the case may be) shall be entitled to any interest which has accrued pro rata to the amounts of the Escrow Amount so released. Any amounts withheld on account of Taxation shall be deducted from amounts paid under this paragraph pro rata to the amount released. Any payments under this paragraph shall be made as soon as practicable following any release of amounts held in the Escrow Account.

10.	For the purposes of this Schedule:

(a)	any amounts paid to the Sellers or to the Buyer under this Schedule 7 shall be transferred by electronic bank transfer to the relevant party;

(b)	proceedings shall not be treated as having been commenced by the Buyer unless they shall have been issued and served on the Institutional Seller and the Senior Management Sellers;

(c)	nothing in this Schedule 7 shall operate to require any set off against the amount in the Escrow Account found to be owing by the Buyer to the Sellers;

(d)	any payments made to the Sellers under this Schedule 7 shall be made in the Proportionate Share; and

(e)	each Seller shall bear its Proportionate Share of any costs, fees or expenses incurred by the Sellers in investigating or defending a Claim.

11.
As soon as reasonably practicable following the date of this Agreement, the Buyer and the Institutional Seller shall negotiate in good faith to agree the terms of an escrow operating agreement consistent with the terms of Schedule 7 with the Escrow Agent. If such parties are unable to agree the form of an escrow operating agreement by close of business (London time) on 29 February 2016 (or such later date as the Buyer and the Institutional Seller shall agree in writing), then the Institutional Seller shall, acting reasonably, be entitled to appoint any reputable escrow agent to undertake such role and the Buyer and the Institutional Seller shall enter into an escrow operating agreement with such party for the operation of the Escrow Account on standard terms of such escrow agent (with any changes agreed between the Buyer, the Institutional Seller and the relevant escrow agent). If such alternative escrow agent is used then it shall be treated as the Escrow Agent for the purposes of this Agreement.

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